EXECUTION VERSION

Exhibit 10.2

CREDIT AGREEMENT

dated as of January 31, 2018

among

WMG ACQUISITION CORP.,
as Borrower,

THE LENDERS PARTY HERETO,

And

CREDIT SUISSE AG,
as Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC,
BARCLAYS BANK PLC,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
NOMURA SECURITIES INTERNATIONAL, INC. and
UBS SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers

and

BARCLAYS BANK PLC,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC. and
UBS SECURITIES LLC,
as Syndication Agents

1003651351v23

i

1003651351v23

1003651351v23

1003651351v23

Section 10.17.	Lender Action	168
Section 10.18.	USA PATRIOT Act Notice	168
Section 10.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	169
Section 10.20.	Acknowledgements	169
Section 10.21.	Reaffirmation	169

1003651351v23

SCHEDULES

I	Guarantors
1.01	Unrestricted Subsidiaries
2.01	Commitments
2.23	Existing Letters of Credit
5.12	Subsidiaries and Other Equity Investments
6.17	Post-Closing Actions

EXHIBITS

Form of

A	Assignment and Acceptance
B	Borrowing Request
C	Compliance Certificate
D	Guaranty
E	Security Agreement
F	Solvency Certificate
G	U.S. Tax Compliance Certificate
H-1	Increase Supplement
H-2	Lender Joinder Agreement

v

1003651351v23

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is dated as of January 31, 2018 (the “Restatement Date”), among WMG ACQUISITION CORP., a Delaware corporation (the “Borrower”), each LENDER from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”).

The Borrower entered into that certain Credit Agreement on November 1, 2012 (as amended, restated and otherwise modified from time to time, the “2012 Credit Agreement”), by and among the Borrower, the Administrative Agent and the lenders from time to time party thereto.

The Borrower sent a notice terminating the commitments under the 2012 Credit Agreement effective concurrently with the satisfaction of the conditions to effectiveness of this Agreement.

The Lenders are willing to extend credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2011 Transactions” has the meaning given to the term “Transactions” under the Senior Unsecured Notes Indenture.

“2012 Credit Agreement” has the meaning given to such term in the introductory statement to this Agreement.

“2012 Senior Secured Notes” means the Borrower’s 6.0% US dollar and 6.25% Euro senior secured notes due 2021 issued pursuant to the 2012 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“2012 Senior Secured Notes Indenture” means the indenture dated as of November 1, 2012 among Wells Fargo Bank, National Association as trustee, the Borrower and the guarantors party thereto, as the same may be amended or supplemented from time to time.

“2014 Senior Secured Notes” means the Borrower’s 5.625% US dollar senior secured notes due 2022 issued pursuant to the 2012 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be

1003651351v23

amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“2014 Unsecured Indenture” means the indenture dated as of April 9, 2014 among Wells Fargo Bank, National Association as trustee, the Borrower and the guarantors party thereto, as the same may be amended or supplemented from time to time.

“2014 Unsecured Notes” means the Borrower’s 6.750% US dollar senior notes due 2022 issued pursuant to the 2014 Unsecured Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“2016 Senior Secured Notes” means the Borrower’s 5.000% US dollar senior secured notes due 2023, 4.875% US dollar senior secured notes due 2024 and 4.125% Euro senior secured notes due 2024, in each case issued pursuant to the 2012 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“ABR”, when used in reference to any Loan or Borrowing, refers to when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Access Investors” means, collectively:  (a) Mr. Len Blavatnik; (b) immediate family members (including spouses and direct descendants) of the Person described in clause (a); (c) any trusts created for the benefit of the Persons described in clause (a) or (b) or any trust for the benefit of any such trust; (d) in the event of the incompetence or death of any Person described in clauses (a) and (b), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock  of the Borrower or any direct or indirect parent company of the Borrower; (e) any of his or their Affiliates (each of the Persons described in clauses (a) through (e), an “Access Party”); and (f) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Access Parties is a member; provided that in the case of clause (f) and without giving effect to the existence of such group or any other group, Access Parties, collectively, have beneficial ownership, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Borrower or any direct or indirect parent of the Borrower held by such group.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or

1003651351v23

becoming a Restricted Subsidiary of, such specified Person; and (2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Additional Indebtedness” means additional Indebtedness subject to the terms of the Security Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Lender” has the meaning assigned to such term in Section 2.24(b).

“Additional Specified Refinancing Lender” has the meaning assigned to such term in Section 2.26(b).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that if the Adjusted LIBO Rate determined in accordance with the foregoing shall be less than zero, the Adjusted LIBO Rate shall be deemed to be zero for all purposes of this Agreement.

“Administrative Agent” has the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  In no event shall any Lender or the Administrative Agent be deemed to be an “Affiliate” of any Loan Party.

“Agents” means the collective reference to the Administrative Agent and the Collateral Agent and “Agent” means any of them.

“Aggregate Credit Exposure” means the aggregate amount of all the Lenders’ Credit Exposures.

“Agreement” has the meaning assigned to such term in the introductory statement hereof, as the same may be amended, supplemented, waived or otherwise modified from time to time.

1003651351v23

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) to the extent the Adjusted LIBO Rate is ascertainable, the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates).  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative Currency” means Euro and Sterling.

“Amendment” has the meaning assigned to such term in Section 7.07(b)(xii).

“Applicable Margin” means (a) with respect to any Eurodollar Loan, 1.75% per annum and (b) with respect to any ABR Loan, 0.75% per annum.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, 8:30 a.m. New York City time.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means  (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and lease-back) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary, other than Preferred Stock of a Restricted Subsidiary issued in compliance with Section 7.01 (whether in a single transaction or a series of related transactions), in each case, other than:

(1)a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or inventory (or

1003651351v23

other assets) held for sale in the ordinary course of business, dispositions of property or assets no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries and dispositions of Equity Interests received as consideration under contracts entered into in the ordinary course of business with digital service providers and other service providers;

(2) (a) the disposition of all or substantially all of the assets of the Borrower and its Subsidiaries in a manner permitted pursuant to, and as defined in, the covenant contained in Section 7.06 or (b) any disposition that constitutes a Change of Control pursuant to this Agreement;

(3)the making of any Restricted Payment (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) or Permitted Investment that is permitted to be made, and is made, pursuant to Section 7.02 or the granting of a Lien permitted by Section 7.05;

(4)any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(5)any disposition of property or assets or issuance or sale of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(6)the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (11) of the definition of “Permitted Investment”);

(8)foreclosures, condemnations or any similar actions with respect to assets;

(9)disposition of an account receivable in connection with the collection or compromise thereof;

(10)sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(11)a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

1003651351v23

(12)to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(13)any financing transaction with respect to property of the Borrower or any Restricted Subsidiary, including sale and lease-back transactions and asset securitizations permitted by this Agreement;

(14)the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(15)the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(16)any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(17)the unwinding or termination of any Hedging Obligations;

(18)sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(19)the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole; and

(20)any sale, transfer or other disposition necessary or advisable in the good faith determination of the Borrower in order to consummate any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2017 and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

1003651351v23

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board of Directors” means:

(1)with respect to a corporation, the board of directors of the corporation;

(2)with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.01.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” has the meaning assigned to such term in Section 2.16.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that:

(a)when used in connection with a Eurodollar Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market;

(b)when used in connection with a Eurodollar Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Sterling deposits in the London interbank market; and

(c)when used in connection with a Eurodollar Loan denominated in Euro, the term “Business Day” shall also exclude any day that is not a TARGET Day.

1003651351v23

“Capital Stock” means (1) in the case of a corporation, capital stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation (including, without limitation, options, warrants or other equivalents) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” of any Person means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor described in (and applied pursuant to) the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(a)U.S. dollars, Sterling, Euro, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;

(c)certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to this Agreement, the Senior Term Loan Agreement or any other Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(d)repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)commercial paper maturing within 12 months after the date of acquisition and having a rating of at least P-1 from Moody’s or A-1 from S&P;

(f)marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency or agencies, as the case may be,

1003651351v23

which shall be substituted for Moody’s or S&P or both, as the case may be) and in each case maturing within 12 months after the date of creation thereof;

(g)investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and

(h)readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition.

“Cash Management Obligations” means obligations owed by the Borrower or any of its Restricted Subsidiaries to any Lender or any Term Lender, or any financial institution that was a Lender or a Term Lender at the time of entering into the underlying bank products agreement, or any Affiliate of a Lender or a Term Lender, or any party to an underlying bank products agreement as of the Restatement Date in respect of any overdraft and related liabilities from treasury, depository and cash management services or any automated clearing house transfers of funds; provided that any such bank product agreements are designated by the Borrower in writing to the Administrative Agent as being a “revolving loan bank products agreement” as of the Restatement Date or, if later, as of the time of the entering into of such bank products agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” has the meaning specified in Section 2.20(a).

“Change of Control” means the occurrence of any of the following:

(a)the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(b)the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Borrower; provided that (x) so long as the Borrower is a Subsidiary of any Parent, no Person or group shall be deemed to be or become a “beneficial owner” of

1003651351v23

50% or more of the total voting power of the Voting Stock of the Borrower unless such Person or group shall be or become a “beneficial owner” of 50% or more of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such Person is the “beneficial owner”;

(c)the first day on which the Board of Directors of the Borrower shall cease to consist of a majority of directors who (i) were members of the Board of Directors of the Borrower on the Closing Date or (ii) were either (x) nominated for election by the Board of Directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder; or

(d)at any time prior to a Qualifying IPO of the Borrower, the Borrower ceasing to be a directly or indirectly Wholly Owned Subsidiary of Holdings.

For the purpose of this definition, with respect to any sale, lease, transfer conveyance or other disposition of properties or assets in connection with any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary), the determination of whether such sale, lease, transfer, conveyance or disposition constitutes a sale of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole shall be made on a pro forma basis giving effect to such acquisition.

“Charges” has the meaning specified in Section 10.09.

“Closing Date” means November 1, 2012.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets of Holdings or the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means Credit Suisse AG, as Collateral Agent under the Security Documents and shall include any successor to the Collateral Agent appointed pursuant to the terms of the Security Agreement.

“Commitment” means as to any Lender, such Lender’s Initial Revolving Commitments, Incremental Commitments, Extended Revolving Commitments and Specified Refinancing Facility, as the context requires; collectively, as to all Lenders, the “Revolving Commitments.”

“Communications” has the meaning specified in Section 10.01.

“Company” means Warner Music Group Corp., a Delaware corporation and any successor in interest thereto.

1003651351v23

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:  (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income for such period (including (x) amortization of original issue discount, non-cash interest payments (other than imputed interest as a result of purchase accounting and any non-cash interest expense attributable to the movement in the mark-to-market valuation of Swap Contracts or other derivative instruments pursuant to GAAP), the interest component of Capitalized Lease Obligations, and net payments (if any) pursuant to interest rate Swap Contracts, but excluding (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, penalties and interest relating to taxes and any “special interest” or “additional interest” with respect to other securities, and any accretion of accrued interest on discounted liabilities) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income of such Person for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income” means, for any period with respect to any Person and its Restricted Subsidiaries, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)any net after-tax extraordinary, unusual or nonrecurring gains, losses or charges (including, without limitation, severance, relocation, transition and other restructuring costs, and any fees, expenses or charges associated with the Transactions or the 2011 Transactions and any acquisition, merger or consolidation after the Closing Date) shall be excluded;

(2)the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3)any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

1003651351v23

(4)any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) shall be excluded;

(5)the Net Income for such period of any Person that is not the referent Person or a Subsidiary thereof, or that is an Unrestricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)solely for the purpose of determining the amount available for Restricted Payments under Section 7.02(a)(3), the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)solely for purposes of determining the amount available for Restricted Payments under Section 7.02(a)(3), the amount equal to any reduction in current taxes recognized during the applicable period by the Borrower and its Restricted Subsidiaries as a direct result of deductions arising from

(A)the amortization allowed under Section 167 or 197 of the Code for the goodwill and other intangibles arising from the Transactions or the 2011 Transactions and

(B)employee termination and related restructuring reserves established pursuant to purchase accounting for the two-year period commencing with the Closing Date, in each case, will be included in the calculation of “Consolidated Net Income” so long as such addition will not result in double-counting;

1003651351v23

(8)any non-cash impairment charges resulting from the application of ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos.  142 and 144, respectively) and the amortization of intangibles arising from the application of ASC 805 (formerly Financial Accounting Standards Board Statement No. 141), shall be excluded;

(9)non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(10)any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments shall be excluded;

(11)any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(12)accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions or the 2011 Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(13)to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365-day period), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14)any non-cash gain or loss resulting from mark-to-market accounting relating to Swap Contracts or other derivative instruments shall be excluded; and

(15)any unrealized currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any loss or gain resulting from Swap Contracts for currency exchange risk) shall be excluded.

Notwithstanding the foregoing, for the purpose of the amount available for Restricted Payments under Section 7.02(a)(3)(A) only, there shall be excluded from Consolidated Net Income any income from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of

1003651351v23

Restricted Investments by the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount available for Restricted Payments under Section 7.02(a)(3)(D).

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents, organization expense and other similar intangibles properly classified as intangibles in accordance with GAAP, in each case reflected on the consolidated balance sheet of such Person as of the end of the most recently ended fiscal quarter of such Person for which such a balance sheet is available (or, if earlier, was required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).  Unless the context otherwise requires, “Consolidated Tangible Assets” shall mean the Consolidated Tangible Assets of the Borrower.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Guarantor after the Restatement Date.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Agreement” means (a) this Agreement, (b) the Senior Term Loan Facility and (c) if so designated by the Borrower, and so long as Indebtedness incurred thereunder does not constitute Subordinated Indebtedness, one or more debt facilities, commercial paper facilities or series of notes documented in one or more agreements or indentures, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as each may be amended, restated, supplemented, modified, renewed,

1003651351v23

refunded, replaced or refinanced (in whole or in part) from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors or otherwise, and except for any such agreement or indenture that expressly provides that it is not a Credit Agreement), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Credit Event” has the meaning assigned to such term in Section 4.01.

“Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s L/C Exposure.

“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has defaulted in its obligation to make a Loan or to fund its participation in a Letter of Credit required to be funded by it hereunder, (b) has notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation, (c) has become insolvent or the assets or management of which has been taken over by any Governmental Authority, (d) has, or has a direct or indirect parent company, that has, become the subject of a Bail-in Action, (e) has failed to pay over to the Administrative Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (f) has failed, within 10 Business Days after request by the Borrower or the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Defaulting Lender as designated pursuant to this clause (f) shall cease to be a Defaulting Lender upon receipt of such confirmation by the Borrower and the Administrative Agent).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent company of the Borrower (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as

1003651351v23

Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.02(a)(3).

“Designation Date” has the meaning assigned to such term in Section 2.25(f).

“Disqualified Lender” means (i) any competitor of the Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries or any controlled affiliate of such competitor that (x) is clearly identifiable on the basis of such controlled affiliate’s name or (y) has been identified in writing by the Borrower to the Administrative Agent and (ii) any Persons designated in writing by the Borrower or the Sponsor to the Administrative Agent on or prior to the Restatement Date.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case, prior to the date that is ninety-one (91) days after the Initial Revolving Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies, or their respective estates, spouses and former spouses, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries, any of its direct or indirect parent companies or any employee investment vehicles.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

1003651351v23

“EBITDA” means, for any period with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(x)increased (without duplication) by the following, in each case to the extent deducted (and not added back) in calculating Consolidated Net Income for such period:

(1)provision for taxes based on income, profits or capital, plus franchise or similar taxes of such Person;

(2)Consolidated Interest Expense of such Person, plus amounts excluded from the calculation of Consolidated Interest Expense as set forth in subclause (y) of clause (a) in the definition thereof;

(3)Consolidated Depreciation and Amortization Expense of such Person for such period;

(4)the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees);

(5)without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (provided that, in the case of any such charge that represents an accrual or reserve for a cash expenditure for a future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA);

(6)the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(7)any net loss resulting from Swap Contracts;

(8)the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor and its Affiliates pursuant to the Sponsor Management Agreement (or any accruals relating to such fees and related expenses), and any Restricted Payment made to any direct or indirect parent company of such Person intended to enable any such parent company to pay or cause to be paid such amount, during such period;

(9)Securitization Fees;

(10)without duplication, pension curtailment expenses, transaction costs and executive contract expenses incurred by affiliated entities of such Person (other than such Person and its Subsidiaries) on behalf of such Person or any of

1003651351v23

its Subsidiaries and reflected in the combined financial statements of such Person as capital contributions;

(11)business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement);

(12)any costs or expenses incurred by such Person or a Restricted Subsidiary thereof pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interest of such Person (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the amount of Restricted Payments permitted under Section 7.02(a)(3); and

(13)solely for purposes of any Event of Default under the covenant set forth in Section 7.08, the Net Cash Proceeds of any Permitted Equity Issuance to one or more holders of Equity Interests of any Parent solely to the extent that such Net Cash Proceeds (A) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds to the Borrower) no later than fifteen (15) Business Days after the delivery of a Notice of Intent to Cure, (B) are Not Otherwise Applied and (C) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.08 for any applicable period; provided that in each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no such cure is made; it being understood that this clause (13) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.08,

(y)increased by the amount of net cost savings and synergies projected by such Person in good faith to result from actions taken or expected to be taken no later than 18 months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) for any period that includes one or more of the first three fiscal quarters of such Person ended after the Reference Date (the latest such period, the “Initial Period”), the aggregate amount of such cost savings and synergies added pursuant to this clause (y) shall not exceed $65 million plus any applicable Historical Adjustments (as defined in the Senior Unsecured Notes Indenture), and (C) for any other period ended after the end of the Initial Period, the aggregate amount of such cost savings and synergies added pursuant to this clause (y) shall not exceed the greater of (1) $40 million and (2) 20% of EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to this clause (y)); and

1003651351v23

(z)decreased (without duplication) by the following, in each case to the extent included in calculating Consolidated Net Income for such period:

(1)non-cash gains increasing Consolidated Net Income of such Person for such period (excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period), and

(2)any net gain resulting from Swap Contracts.

provided that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenant set forth in Section 7.08, to the extent the receipt of any Net Cash Proceeds of any Permitted Equity Issuance to one or more holders of Equity Interests of any Parent are an effective addition to EBITDA as contemplated by, and in accordance with, the provisions of clause (x)(13) above and, as a result thereof, the Borrower shall be deemed to be in compliance with Section 7.08 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, default or Event of Default hereunder that had occurred shall be deemed cured for the purposes of this Agreement, such cure shall be deemed to be effective as of the last day of such applicable period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund of a Lender, and (d) any other Person (other than a natural person) approved by the Administrative Agent, the Issuing Bank, and, unless an Event of Default has occurred and is continuing under Section 8.01(a) or Section 8.01(f), the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower or any of their respective Affiliates.

“Engagement Letter” means the Engagement Letter, dated as of October 16, 2012, among Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS Securities LLC, Macquarie Capital (USA) Inc., Nomura Securities International, Inc. and the Borrower, as amended, supplemented, waived or otherwise modified from time to time.

1003651351v23

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (statutory, common or otherwise), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) of such Person.

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.  An Asset Sale shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing of a notice to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA (other than, in each case, a standard termination), or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the appointment of a trustee

1003651351v23

to administer any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EUR”, “euro” and “€”, means the single currency of the Participating Member States.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 8.01 provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning assigned to such term in the Security Agreement.

“Excluded Contribution” means (x) net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Borrower and its Restricted Subsidiaries from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the later of (1) the Restatement Date and (2) the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 7.02(a)(3) and (y) any Excluded Contribution (as defined under the Senior Unsecured Notes Indenture) made and not utilized prior to the Issue Date under, and as defined in, the Senior Unsecured Notes Indenture.

“Excluded Subsidiaries” has the meaning specified in Section 6.12(a)(i).

“Excluded Taxes” means (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any notes issued pursuant 2.04(e) and (b) any Taxes imposed by FATCA.  For

1003651351v23

the avoidance of doubt, for the purposes of this definition of “Excluded Taxes,” the term “Lender” includes any Issuing Bank.

“Existing Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness hereunder and under the Senior Term Loan Facility) in existence on the Restatement Date.

“Existing Letters of Credit” means Letters of Credit issued prior to, and outstanding on, the Restatement Date and disclosed on Schedule 2.23.

“Existing Loans” means Loans of an Existing Tranche.

“Existing Tranche” means a Tranche of commitments or Loans existing at given time.

“Extended Loans” has the meaning assigned to such term in Section 2.25(a).

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.25(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.25(a).

“Extended Tranche” has the meaning assigned to such term in Section 2.25(a).

“Extending Lender” has the meaning assigned to such term in Section 2.25(b).

“Extension Amendment” has the meaning assigned to such term in Section 2.25(c).

“Extension Date” has the meaning assigned to such term in Section 2.25(d).

“Extension Election” has the meaning assigned to such term in Section 2.25(b).

“Extension of Credit” means as to any Lender, the making of a Loan, and as to any Issuing Bank, the issuance of a Letter of Credit by such Issuing Bank.

“Extension Request” has the meaning assigned to such term in Section 2.25(a).

“Extension Request Deadline” has the meaning assigned to such term in Section 2.25(b).

“Extension Series” means all Extended Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility” means each of (a) the Initial Revolving Commitments and the Extensions of Credit made thereunder, (b) the Incremental Revolving Commitments of the same Tranche and Extensions of Credit made thereunder, (c) any Extended Revolving Commitments of the same Extension Series and Extensions of Credit made thereunder and (d) any Specified Refinancing

1003651351v23

Facility of the same Tranche and Extensions of Credit made thereunder, and collectively, the “Facilities.”

“Facility Fee” has the meaning assigned to such term in Section 2.05(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any applicable legislation, regulations or other official guidance adopted by a Governmental Authority pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate).

“Fees” means the Facility Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s most recently ended four fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)), the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that such Person or any Restricted Subsidiary thereof incurs, issues, assumes, enters into any guarantee of, redeems, repays, retires or extinguishes any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or concurrently with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the date of such event, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or repayment of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above with respect to any specified Person, if any Specified Transaction has been made by such specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If, since the beginning of such period, any other Person became a Restricted Subsidiary of such specified Person or was merged with or into such specified Person or any of its Restricted Subsidiaries and, since the beginning

1003651351v23

of such period, such other Person shall have made any Specified Transaction that would have required adjustment pursuant to the immediately preceding sentence if made by such specified Person or a Restricted Subsidiary thereof since the beginning of such period, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition with respect to any specified Person, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions and the 2011 Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of such specified Person and may include, for the avoidance of doubt, cost savings and synergies resulting from or related to any such Specified Transaction (including the Transactions and the 2011 Transactions) which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings and synergies are taken or expected to be taken no later than 12 months after the date of any such Specified Transaction (in each case as though such cost savings and synergies had been realized on the first day of the applicable period).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility (including this Agreement) computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such specified Person may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount in connection with the Specified Financings (including any original issue discount created by fair value adjustments to existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Fixed GAAP Date” means the Closing Date, provided that at any time after the Restatement Date, the Borrower may, by prior written notice to the Administrative Agent, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon the date of such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligations,” “Consolidated Depreciation and Amortization Expense,” “EBITDA,”

1003651351v23

“Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Tangible Assets,” “Fixed Charge Coverage Ratio,” “Fixed Charges,” “Indebtedness,” “Investments,” “Net Income,” “Senior Secured Indebtedness” and “Senior Secured Indebtedness to EBITDA Ratio,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the other Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority to terminate any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Borrower or any Restricted Subsidiary of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Restricted Subsidiary, or the imposition on the Borrower or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case, with respect to clauses (a) through (e), as could reasonably be expected to result in material liability to the Borrower or any Restricted Subsidiary.

“Foreign Pension Plan” shall mean any employee benefit plan described in Section 4(b)(4) of ERISA sponsored or maintained by a Foreign Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means (i) any Subsidiary of the Borrower not organized under the laws of the United States, any state thereof or the District of Columbia; (ii) any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia if all or substantially all of the assets of such Subsidiary consist of equity or debt of one or more Subsidiaries described in clause (i) or this clause (ii); or (iii) any Subsidiary of a Subsidiary described in clause (i) or (ii).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified

1003651351v23

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence.  If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect, by written notice to the Administrative Agent, to use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for all periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.  All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.04(i).

“guarantee” means  a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee Obligation” means with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such

1003651351v23

guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means, collectively, the Restricted Subsidiaries of the Borrower listed on Schedule I and each other Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit D, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender, a Term Lender, an Affiliate of a Lender or an Affiliate of a Term Lender, or a Person that was at the time of entering into a Swap Contract, a Lender, a Term Lender, an Affiliate of a Lender or an Affiliate of a Term Lender, or that was a party to a Swap Contract as of the Closing Date, in each case in its capacity as a party to a Swap Contract.

“Hedging Obligations” means, as to any Person, the obligations of such Person pursuant to any Swap Contract.

“Holdco Senior Unsecured Notes” means Holdings’ 13.75% Senior Notes due 2019 issued pursuant to the Holdco Senior Unsecured Notes Indenture, and any substantially similar senior notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“Holdco Senior Unsecured Notes Indenture” means the Indenture dated as of July 20, 2011 between Wells Fargo Bank, National Association, as trustee, and Holdings, as issuer, together with all instruments and other agreements in connection therewith, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Holdings” means WMG Holdings Corp., a Delaware corporation and any successor in interest thereto.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

1003651351v23

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary that (i) (x) contributed 5% or less of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, (y) had consolidated assets representing 5% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available and (z) is designated by the Borrower as an Immaterial Subsidiary for the purposes of this definition; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 10% or less of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, and (y) had consolidated assets representing 10% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available.  Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) with respect to such period.

“Increase Supplement” has the meaning assigned to such term in Section 2.24(c).

“Incremental Commitment Amendment” has the meaning assigned to such term in Section 2.24(d).

“Incremental Commitments” has the meaning assigned to such term in Section 2.24(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.24(d).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.24(a).

“Incremental Revolving Loans” means any loans drawn under an Incremental Revolving Commitment.

“incur” has the meaning assigned to such term in Section 7.01(a).

“Indebtedness” means

(a)any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i)in respect of borrowed money,

(ii)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

1003651351v23

(iii)representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business, and (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and if not paid, after becoming due and payable; or

(iv)representing the net obligations under any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)Disqualified Stock of such Person,

(c)to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(d)to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by such Person) and (B) the amount of such Indebtedness of such other Persons;

provided, however, that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money shall be deemed not to constitute Indebtedness.

“Indemnitee” has the meaning specified in Section 10.05(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.16.

“Initial Agreement” has the meaning assigned to such term in Section 7.07(b)(xii).

“Initial Issuing Bank” means Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder.

“Initial Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to

1003651351v23

time pursuant to assignments by or to such Lender pursuant to Section 10.04. As of the date hereof, the aggregate amount of Initial Revolving Commitments equals $180,000,000.

“Initial Revolving Commitment Period” means the period from and including the Restatement Date to, but not including, the Initial Revolving Maturity Date, or such earlier date as the Initial Revolving Commitments shall terminate as provided herein.

“Initial Revolving Loans” means the revolving credit loans of each Lender holding an Initial Revolving Commitment.

“Initial Revolving Maturity Date” means January 31, 2023; provided that in the event more than $190.5 million of the aggregate principal amount of the Borrower’s 2014 Unsecured Notes are outstanding on January 15, 2022, the “Initial Revolving Maturity Date” shall mean January 15, 2022.

“Intellectual Property Security Agreement” means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement, substantially in the forms attached to the Security Agreement, together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Intercreditor Agreement Supplement” has the meaning specified in Article IX.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

1003651351v23

“Investment Grade Securities” means (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and (4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, employees, directors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For the purposes of the definition of “Unrestricted Subsidiary” and Section 7.02, (i) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Closing Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Borrower in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Borrower and the Restricted Subsidiaries immediately after such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning specified in Section 10.07.

1003651351v23

“Issuing Bank” means each Initial Issuing Bank and any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or (k).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.05(c).

“Joint Lead Arrangers” means Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc. and UBS Securities LLC, each in its capacity as a Joint Lead Arranger under this Agreement.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement to be entered into with the representative of Indebtedness secured by a Lien having Junior Lien Priority substantially in the form attached as Annex B to the Security Agreement or such other form reasonably satisfactory to the Applicable Authorized Representative (as such term is defined in the Security Agreement).

“Junior Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Revolving Facility Obligations or any Guaranty, as applicable, either pursuant to the Junior Lien Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders with respect to such Collateral than the terms of the Junior Lien Intercreditor Agreement, as determined in good faith by the Borrower.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Commitment” means the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The L/C Exposure of any Lender at any time shall equal its Revolving Commitment Percentage of the aggregate L/C Exposure at such time.

“L/C Fronting Sublimit” means, (i) for any Initial Issuing Bank, the amount of such Issuing Bank’s commitment to issue and to honor payment obligations under Letters of Credit as set

1003651351v23

forth on Schedule 2.01 and (ii) for any other Issuing Bank, the amount agreed between such Issuing Bank and the Borrower.

“L/C Participation Fee” has the meaning assigned to such term in Section 2.05(c).

“Lender Joinder Agreement” has the meaning assigned to such term in Section 2.24(c).

“Lenders” means the several banks and other financial institutions from time to time parties to this Agreement.

“Letter of Credit” means the Existing Letters of Credit and any standby letter of credit issued pursuant to Section 2.23.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for deposits in the currency in which the applicable Eurodollar Borrowing is denominated (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the currency in which the applicable Eurodollar Borrowing is denominated are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

1003651351v23

“Loan Documents” means this Agreement, the Guaranty, the Letters of Credit, the Security Agreement, the Junior Lien Intercreditor Agreement (on and after execution thereof), each Other Intercreditor Agreement (on and after the execution thereof), the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means the Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Loans, as the context shall require.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents taken as a whole.

“Material Subsidiaries” means Restricted Subsidiaries of the Borrower constituting, individually (or, solely for purposes of Section 8.01, in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary)), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Maturity Date” means the Initial Revolving Maturity Date, for any Extended Tranche the “Maturity Date” set forth in the applicable Extension Amendment, for any Incremental Commitments the “Maturity Date” set forth in the applicable Incremental Commitment Amendment and for any Specified Refinancing Tranche the “Maturity Date” set forth in the applicable Specified Refinancing Amendment, as the context may require.

“Maximum Management Fee Amount” means the greater of (x) $8,897,000 plus, in the event that the Borrower acquires (including by consolidation or merger), directly or indirectly, any business, entity or operations following the Restatement Date, an amount equal to 1.5% of the positive EBITDA of such acquired business, entity or operations (as determined by the Sponsor in its sole discretion) for the most recent four fiscal quarters prior to such acquisition for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) as at the date of such acquisition and (y) 1.5% of EBITDA of the Borrower for the most recently completed fiscal year.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Extension Condition” has the meaning assigned to such in Section 2.25(g).

“Modifying Lender” has the meaning assigned to such term in Section 10.08(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

1003651351v23

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders on the Closing Date together with each other mortgage to secure any of the Obligations executed and delivered after the Closing Date.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Music Publishing Business” means the subsidiaries and assets constituting the music publishing segment, as defined in the financial statements of the Borrower.  At any point in time in which music publishing is not a reported segment of the Borrower, “Music Publishing Business” shall refer to the business that was previously included in this segment.

“Music Publishing Sale” means the sale of all or substantially all of the Music Publishing Business, which, for the avoidance of doubt, may include assets constituting a portion of the Recorded Music Business not to exceed 10% of the total assets constituting the Recorded Music Business.

“Net Cash Proceeds” means, (a) with respect to the issuance of any Equity Interest by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary or reasonable expenses) incurred by the Borrower in connection with such issuance and (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower and its Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs, taxes paid or reasonably estimated to be payable and other out-of-pocket expenses and other customary or reasonable expenses, incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale or Recovery Event, net of the costs relating to such Asset Sale or Recovery Event, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied or required to be applied to the repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale or Recovery Event (including in respect of principal, premium, if any, and interest) or that is required to be paid as a result of such transaction, and any deduction of appropriate amounts to

1003651351v23

be provided by the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.08(f).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.25(e).

“Non-Modifying Lender” has the meaning assigned to such term in Section 10.08(i).

“Non-Recourse Acquisition Financing Indebtedness” means any Indebtedness incurred by the Borrower or any Restricted Subsidiary to finance the acquisition, exploitation or development of assets (including directly or through the acquisition of entities holding such assets) not owned by the Borrower or any of its Restricted Subsidiaries prior to such acquisition, exploitation or development, which assets are used for the creation or development of Product for the benefit of the Borrower, and in respect of which the Person to whom such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Restricted Subsidiaries for the repayment of or payment of such Indebtedness other than recourse to the acquired assets or assets that are the subject of such exploitation or development for the purpose of enforcing any Lien given by the Borrower or such Restricted Subsidiary over such assets, including the receivables, inventory, intangibles and other rights associated with such assets and the proceeds thereof.

“Non-Recourse Product Financing Indebtedness” means any Indebtedness incurred by the Borrower or any Restricted Subsidiary solely for the purpose of financing (whether directly or through a partially-owned joint venture) the production, acquisition, exploitation, creation or development of items of Product produced, acquired, exploited, created or developed after the Closing Date (including any Indebtedness assumed in connection with the production, acquisition, creation or development of any such items of Product or secured by a Lien on any such items of Product prior to the production, acquisition, creation or development thereof) where the recourse of the creditor in respect of that Indebtedness is limited to Product revenues generated by such items of Product or any rights pertaining thereto and where the Indebtedness is unsecured save for Liens over such items of Product or revenues and such rights, and any extension, renewal, replacement or refinancing of such Indebtedness.  “Non-Recourse Product Financing Indebtedness” excludes, for the avoidance of doubt, any Indebtedness raised or secured against Product where the proceeds are used for any other purposes.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not previously included in a calculation of EBITDA pursuant to clause (x)(13) of the definition thereof and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such

1003651351v23

permissibility was (or may have been) contingent on receipt of such amount.  The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) Revolving Facility Obligations, (y) obligations of any Loan Party arising under any Secured Hedge Agreement (including any guarantee thereof) and (z) Cash Management Obligations (including any guarantee thereof).  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intercreditor Agreement” means an intercreditor agreement (other than the Security Agreement and any Junior Lien Intercreditor Agreement) in form and substance reasonably satisfactory to the Borrower and the Collateral Agent.

“Parent” means any of Holdings, the Company (and any successor in interest thereto), Airplanes Music LLC (and any successor in interest thereto), any Other Parent, and any other Person that is a Subsidiary of Holdings, the Company (and any successor in interest thereto), Airplanes Music LLC (and any successor in interest thereto) or any Other Parent and of which the Borrower is a Subsidiary.  As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Pari Passu Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Revolving

1003651351v23

Facility Obligations or any Guaranty, as applicable, either pursuant to the Security Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Security Agreement, as determined in good faith by the Borrower.

“Participant Register” has the meaning specified in Section 10.04(f).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Permitted Business Assets or a combination of Permitted Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the media and entertainment business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Business Assets” means assets (other than Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Permitted Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Permitted Debt” has the meaning assigned to such term in Section 7.01(b).

“Permitted Equity Issuance” means any Equity Issuance (other than of Disqualified Stock) of the Borrower, to the extent permitted hereunder, or any Equity Issuance of any Parent.

“Permitted Holders” means any of the following:  (i) the Access Investors, (ii) Edgar Bronfman Jr., (iii) any officer, director, employee or other member of the management of any Parent, the Borrower or any of their respective Subsidiaries, (iv) immediate family members (including spouses and direct descendants) of a Person described in clause (ii) or (iii), (v) any trusts created for the benefit of a Person or Persons described in clause (ii), (iii) or (iv) or any trust for the benefit of any such trust, (vi) in the event of the incompetence or death of any

1003651351v23

Person described in clause (ii), (iii) or (iv), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any direct or indirect parent company of the Borrower, or (vii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any of the Borrower, Holdings or any of their respective direct or indirect parent companies.

“Permitted Investment” means

(1)any Investment by the Borrower in any Restricted Subsidiary or by a Restricted Subsidiary in the Borrower or another Restricted Subsidiary;

(2)any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is engaged in a Permitted Business if, as a result of such Investment, (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such Person becoming a Restricted Subsidiary or such merger, consolidation, amalgamation, transfer, conveyance or liquidation;

(4)any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described in Section 7.03 or any other disposition of assets not constituting an Asset Sale;

(5)any Investment existing on the Restatement Date or made pursuant to binding commitments in effect on the Restatement Date or an Investment consisting of any modification, replacement, renewal or extension of any Investment or binding commitment existing on the Restatement Date; provided that the amount of any such Investment or binding commitment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Restatement Date or (y) as otherwise permitted under this Agreement;

(6)loans and advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million in the aggregate outstanding at any one time;

(7)any investment acquired by the Borrower or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (B) in satisfaction of judgments against other Persons or (C) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

1003651351v23

(8)Hedging Obligations permitted under Section 7.01(b)(ix);

(9)(1) loans and advances to officers, directors and employees (x) for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or (y) to fund such Person’s purchases of Equity Interests of the Borrower or any of its direct or indirect parent companies in an aggregate principal amount (net of any proceeds of such loans and advances used to purchase Equity Interests of the Borrower or contributed to the equity capital thereof) not to exceed, in the case of this clause (y), $25.0 million outstanding at any time and (2) promissory notes of any officer, director, employee or other member of the management of any Parent, the Borrower or any of their respective Subsidiaries acquired (other than for cash) in connection with the issuance of Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) to such Person;

(10)any advance directly or indirectly related to royalties or future profits (whether or not recouped), directly or indirectly (including through capital contributions or loans to an entity or joint venture relating to such artist(s) or writer(s)), to one or more artists or writers pursuant to label and license agreements, agreements with artists/writers and related ventures, pressing and distribution agreements, publishing agreements and any similar contract or agreement entered into from time to time in the ordinary course of business;

(11)any Investment by the Borrower or a Restricted Subsidiary in a Permitted Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of $150.0 million and 13.0% of Consolidated Tangible Assets;

(12)Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parent companies or employee investment vehicles (exclusive of Disqualified Stock);

(13)guarantees (including Guarantees) of Indebtedness permitted under Section 7.01 and performance guarantees consistent with past practice or in the ordinary course of business and the creation of Liens on the assets of the Borrower or any restricted subsidiary in compliance with the covenant described under Section 7.05;

(14)any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.04 (except transactions described in Section 7.04(b)(ii), (vi) and (vii));

1003651351v23

(15)Investments by the Borrower or a Restricted Subsidiary in joint ventures engaged in a Permitted Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding, not to exceed the greater of $100.0 million and 9.0% of Consolidated Tangible Assets;

(16)Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(18)additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $100.0 million and (b) 9.0% of Consolidated Tangible Assets;

(19)any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(20)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1)deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

1003651351v23

(4)Liens existing on property of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (4), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(5)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.01;

(6)Liens on cash deposits or property constituting Cash Equivalents securing Hedging Obligations not prohibited by this Agreement;

(7)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8)Liens in favor of the Borrower or any Restricted Subsidiary;

(9)Liens existing on the Restatement Date (other than Liens securing Indebtedness under this Agreement and the other Loan Documents, the Senior Term Loan Agreement, the 2014 Senior Secured Notes and the 2016 Senior Secured Notes) and Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien (A) existing on the Restatement Date (other than under this Agreement, the Senior Term Loan Credit Agreement,  the 2014 Senior Secured Notes or the 2016 Senior Secured Notes) or (B) referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that in each case, such Liens (x) are no less favorable to the Lenders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10)Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11)Liens for taxes, assessments or other governmental charges or levies not yet delinquent for a period of more than 30 days, or which are being contested in good faith by

1003651351v23

appropriate proceedings promptly instituted and diligently conducted, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12)judgment Liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(13)pledges, deposits or other Liens under workers’ compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits or other Liens to secure public or statutory obligations, or deposits or other Liens as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other Liens securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14)Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(15)survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(16)any lease, license, sublease or sublicense granted to or from any Person in the ordinary course of business that is not granted for the purpose of securing any Indebtedness of the Borrower or any Restricted Subsidiary owing to such lessee, licensee, sublessee or sublicensee;

(17)banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depositary institution;

1003651351v23

(18)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(19)(A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $25.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20)Liens to secure Non-Recourse Product Financing Indebtedness permitted to be incurred pursuant to Section 7.01(b)(xviii), which Liens may not secure Indebtedness other than Non-Recourse Product Financing Indebtedness and which Liens may not attach to assets other than the items of Product acquired, exploited, created or developed with the proceeds of such Indebtedness and Liens to secure Non-Recourse Acquisition Financing Indebtedness permitted to be incurred pursuant to Section 7.01(b)(xviii), which Liens may not secure Indebtedness other than Non-Recourse Acquisition Financing Indebtedness and which Liens may not attach to assets other than the assets acquired, exploited, created or developed with the proceeds of such Indebtedness;

(21)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary that permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

1003651351v23

(24)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(25)Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 7.01(b)(iv) and (xx);

(26)Liens securing (i) Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)), not exceeding the greater of (A) $2,275.0 million and (B) the maximum aggregate principal amount of Senior Secured Indebtedness that could be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 4.50 to 1.00, (ii) Revolving Credit Agreement Indebtedness not to exceed at any time outstanding $180.0 million and (iii) Indebtedness in an amount not to exceed $300.0 million pursuant to Section 2.6 of the Senior Term Loan Agreement as in effect on the date hereof;

(27)Liens securing (A) interest rate or currency swaps, caps or collars or other Hedging Obligations entered into to hedge the Borrower’s or any Guarantor’s exposure with respect to activities not prohibited under this Agreement and (B) obligations in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds;

(28)any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(30)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(31)Liens on the assets of a non-guarantor Subsidiary securing Indebtedness or other obligations of a non-Guarantor Subsidiary;

(32)Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment; and

(33)other Liens securing obligations incurred in the ordinary course of business which obligations (at the time of incurrence thereof) do not exceed the greater of $50.0 million and 5.0% of Consolidated Tangible Assets at any one time outstanding.

1003651351v23

For purposes of determining compliance with any U.S. dollar-denominated restriction in this definition, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of, premium, if any, and accrued interest on, the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and discounts, commissions and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.01, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and, if applicable, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (d) the terms and conditions (including, if applicable, as to collateral but excluding interest rate, fees, original issue discount and redemption premium), taken as a whole, of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions, taken as a whole, of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended and (e) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or a guarantor (or any successor thereto) of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

1003651351v23

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.01.

“Pledged Debt” has the meaning assigned to such term in the Security Agreement.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by their terms are preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Product” means any music (including musical and audio visual recordings, musical performance, songs and compositions and also includes mail order music and activities relating or incidental to music such as touring, merchandising and artist management), music copyright, motion picture, television programming, film, videotape, digital file, video clubs, DVD manufactured or distributed or any other product produced for theatrical, non-theatrical or television release or for release in any other medium in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed, with respect to which the Borrower or any Restricted Subsidiary (a) is an initial copyright owner or (b) acquires (or will acquire upon delivery) an equity interest, license, sublicense or administration or distribution right.

“Public Lender” has the meaning specified in Section 10.01.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Borrower in good faith.

1003651351v23

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:  (i) the Board of Directors of the Borrower shall have determined in good faith that such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.  The grant of a security interest in any Securitization Assets of the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness hereunder and under any other Credit Agreement or any permitted additional Indebtedness with Pari Passu Lien Priority and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by the Borrower or any Parent of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the United States Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recorded Music Business” means the subsidiaries and assets constituting the recorded music segment, as defined in the financial statements of the Borrower.  At any point in time in which recorded music is not a reported segment of the Borrower, “Recorded Music Business” shall refer to the business that was previously included in this segment.

“Recorded Music Sale” means the sale of all or substantially all of the Recorded Music Business, which, for the avoidance of doubt, may include assets constituting a portion of the Music Publishing Business not to exceed 10% of the total assets constituting the Music Publishing Business.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party giving rise to Net Proceeds to such Loan Party, as the case may be, in excess of $10.0 million, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any other Loan Party in respect of such casualty or condemnation.

“Reference Date” means July 20, 2011.

“Refinancing Agreement” has the meaning assigned to such term in Section 7.07(b)(xii).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 7.01(b)(xiii).

1003651351v23

“Register” has the meaning specified in Section 10.04(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders” means Lenders the Revolving Commitment Percentage of which aggregate to more than 50.0%; provided that the Commitments (or, if the Commitments have terminated or expired, all Loans and interests in L/C Exposure) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Restatement Date, any vice president, secretary or assistant secretary.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned to such term in Section 7.02(a)(iv).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning assigned to such term in Section 7.02(b)(ii)(A).

“Revaluation Date” means (a) with respect to a Eurodollar Loan denominated in an Alternative Currency, each of the following:  (i) each date of a Borrowing thereof and (ii) each date of a continuation thereof pursuant to Section 2.10 and (b) with respect to Letters of Credit denominated in an Alternative Currency, (i) each date of issuance thereof, (ii) each date of amendment (if such amendment increases the amount thereof) and (iii) each date of any payment by the respective Issuing Bank thereof.

1003651351v23

“Revolving Commitment Percentage” means as to any Lender, the percentage of the aggregate Commitments constituted by its Commitment (or, if the Commitments have terminated or expired, the percentage which (a) the sum of (i) such Lender’s then outstanding Loans plus (ii) such Lender’s interests in the aggregate L/C Exposure then outstanding then constitutes of (b) the sum of (i) the aggregate Loans of all the Lenders then outstanding plus (ii) the aggregate L/C Exposure then outstanding); provided that for purposes of Section 2.22, “Revolving Commitment Percentage” shall mean the percentage of the aggregate Commitments (disregarding the Commitment of any Defaulting Lender to the extent its L/C Exposure is reallocated to the Non-Defaulting Lenders) constituted by such Lender’s Commitment.

“Revolving Commitment Period” means the Initial Revolving Commitment Period, the “Revolving Commitment Period” in respect of any Tranche of Extended Revolving Commitments as set forth in the applicable Extension Amendment, the “Revolving Commitment Period” in respect of any Tranche of Incremental Revolving Commitments as set forth in the applicable Incremental Commitment Amendment or the “Revolving Commitment Period” in respect of any Tranche of Specified Refinancing Facilities as set forth in the applicable Specified Refinancing Amendment, as the context may require.

“Revolving Credit Agreement Indebtedness” means Indebtedness in an aggregate principal amount not exceeding $180.0 million outstanding under this Agreement, including any guarantees, collateral documents and other instruments, agreements and documents executed or delivered pursuant to or in connection herewith, as the same may be refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement, any other revolving credit agreement, or one or more other credit or financing agreements with a revolving financing component (to the extent of such component)), and in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, and including any agreement changing maturity or increasing the Indebtedness incurred or available to be borrowed (provided that any such increase shall not be deemed to increase the $180.0 million maximum principal amount of Revolving Credit Agreement Indebtedness provided for in this definition), or otherwise altering the terms and conditions thereof or hereof.

“Revolving Exposure” means at any time the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Loans. The Revolving Exposure of any Lender at any time shall equal its Revolving Commitment Percentage of the aggregate Revolving Exposure at such time.

“Revolving Facility Obligations” means obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, fees and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on and reimbursement obligations in connection with the Loans and Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, upon the drawing thereof or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise

1003651351v23

(including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.25 Additional Amendment” has the meaning assigned to such term in Section 2.25(c).

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is outstanding as of the Closing Date or that is entered into by and between any Loan Party and any Hedge Bank, and that is designated by the Borrower in writing to the Administrative Agent as being a “secured revolving loan hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Hedge Banks, the cash management banks with respect to Cash Management Obligations and each sub-agent appointed by the Administrative Agent from time to time pursuant to Article IX.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Assets” means any accounts receivable or catalog, royalty or other revenue streams from sales of Product subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Swap Contracts entered into by Holdings or any such Subsidiary in connection with such Securitization Assets.

1003651351v23

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of Holdings, the Borrower or any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the Board of Directors of Holdings or such other Person shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolutions of the Board of Directors of Holdings or such other Person giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means the Security Agreement delivered to the Collateral Agent as of the Closing Date, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Security Documents” means the Security Agreement, each Security Agreement Supplement (as defined in the Security Agreement) and any mortgages, security agreements, pledge agreements, Intellectual Property Security Agreements or other instruments evidencing or creating Liens on the assets of Holdings and the Loan Parties to secure the Obligations delivered to the Collateral Agent and the Lenders pursuant to Section 6.12, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, executed by the Loan Parties and Holdings, together with each other security agreement supplement executed and delivered pursuant to Section 6.12 and each other applicable joinder agreement.

1003651351v23

“Senior Secured Indebtedness” means, with respect to any Person, the aggregate amount, without duplication, of Indebtedness for borrowed money of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any Indebtedness for borrowed money of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any Indebtedness for borrowed money of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP, secured by Liens other than Liens permitted by Section 7.05 (excluding Liens permitted by clause (26) of “Permitted Liens,” provided that, except in connection with the calculation of the Senior Secured Indebtedness to EBITDA Ratio for purposes of Section 7.08, Revolving Credit Agreement Indebtedness so secured shall be excluded from the calculation of Senior Secured Indebtedness).

In addition, to the extent that any Indebtedness is incurred pursuant to Section 7.01(b)(i)(I)(B) or secured by any Lien pursuant to clause (26)(i)(B) of “Permitted Liens,” such Indebtedness may be refinanced from time to time with other Indebtedness (including by Indebtedness refinancing any such refinancing Indebtedness) in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not exceeding the principal amount of, and premium (if any) and accrued interest on, the Indebtedness being refinanced plus any fees, premiums, underwriting discounts, costs and expenses relating to such refinancing, and such refinancing Indebtedness may be secured by any Lien, without further compliance with the Senior Secured Indebtedness to EBITDA Ratio thereunder.

“Senior Secured Indebtedness to EBITDA Ratio” means, with respect to the Borrower, the ratio of (x) the Borrower’s Senior Secured Indebtedness, minus an amount of cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries as of the date of determination not exceeding $200.0 million, to (y) the Borrower’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or Section 6.01(b)) immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”).

Except in connection with the calculation of the Senior Secured Indebtedness to EBITDA Ratio for purposes of Section 7.08, for purposes of making the computation referred to above, if any Specified Transaction has been made by the Borrower or any of its Restricted Subsidiaries during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination of the Senior Secured Indebtedness to EBITDA Ratio, the Senior Secured Indebtedness to EBITDA Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in EBITDA resulting therefrom) had occurred on the first day of the Measurement Period.  If, since the beginning of such Measurement Period, any Person became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries and, since the beginning of such Measurement Period, such Person shall have made any Specified Transaction that would have required adjustment pursuant to the immediately preceding sentence if made by the Borrower or a Restricted Subsidiary since the beginning of such Measurement Period, then the Senior Secured Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of such Measurement Period.

1003651351v23

For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions and the 2011 Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, cost savings and synergies resulting from or related to any such Specified Transaction (including the Transactions and the 2011 Transactions) which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings and synergies are taken or expected to be taken no later than 12 months after the date of any such Specified Transaction (in each case as though such cost savings and synergies had been realized on the first day of the applicable Measurement Period).

In the event that any calculation of the Senior Secured Indebtedness to EBITDA Ratio shall be made as of the date of the initial borrowing of any applicable Indebtedness after giving pro forma effect to the entire committed amount of such Indebtedness (as contemplated by Section 7.01(b)(i)(I)(B) and clause (26)(i)(B) of “Permitted Liens”), such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, and secured by Liens without further compliance with such ratio, provided that such committed amount shall be included as outstanding Indebtedness in any subsequent calculation of the Senior Secured Indebtedness to EBITDA Ratio, to the extent the commitment therefor then remains outstanding.

“Senior Term Loan Agreement” means that certain credit agreement, dated on or about the Closing Date, by and among the Borrower, Credit Suisse AG, as the administrative agent, and the lenders party thereto, as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time.

“Senior Term Loan Facility” means the term loan facility made available under the Senior Term Loan Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Term Loan Facility Documents” means the “Loan Documents” as defined in the Senior Term Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Senior Unsecured Notes” means the Borrower’s 11.50% Senior Notes due 2018 issued pursuant to the Senior Unsecured Notes Indenture, and any substantially similar senior notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“Senior Unsecured Notes Indenture” means the Indenture dated as of July 20, 2011 among Wells Fargo Bank, National Association, as trustee, the Borrower, as issuer, and the guarantors party thereto, as the same may be amended or supplemented from time to time.

1003651351v23

“Solvent” and “Solvency” with respect to the Borrower and its Subsidiaries on a consolidated basis, means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Borrower” and “Subsidiary” which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit F.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Subsidiary” means any Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Debt” means, collectively, the Indebtedness under the Senior Term Loan Facility, the 2014 Senior Secured Notes, the 2014 Unsecured Notes and the 2016 Senior Secured Notes.

“Specified Existing Tranche” has the meaning assigned to such term in Section 2.25(a).

“Specified Financings” means the financings included in the Transactions and the 2011 Transactions.

“Specified Refinancing Amendment” means an amendment to this Agreement effecting the incurrence of Specified Refinancing Facilities in accordance with Section 2.26.

“Specified Refinancing Commitment” means as to any Lender, its obligation to make Specified Refinancing Loans to, and/or participate in Letters of Credit issued on behalf of, the Borrower.

“Specified Refinancing Facilities” has the meaning assigned to such term in Section 2.26(a).

“Specified Refinancing Lenders” has the meaning assigned to such term in Section 2.26(b).

“Specified Refinancing Loans” has the meaning assigned to such term in Section 2.26(a).

1003651351v23

“Specified Refinancing Tranche” means Specified Refinancing Facilities with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof, as applicable, added to such Tranche pursuant to Section 2.24.

“Specified Transaction” means (a) any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (b) any Investment that results in a Person becoming a Restricted Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement, (d) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person or (e) any Asset Sale or other disposition (i) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (ii) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation or otherwise.

“Sponsor” means Access Industries, Inc. and any successor in interest thereto.

“Sponsor Management Agreement” means the Management Agreement, dated July 20, 2011, by and among the Company, Holdings and the Sponsor and/or its Affiliates, as the same may be amended, supplemented, waived or otherwise modified from time to time, provided that the Sponsor Management Agreement as so amended, supplemented, waived or otherwise modified (other than in the case of an amendment to effect the Borrower becoming a party to or otherwise bound by the Sponsor Management Agreement) is not materially less advantageous to the Lenders in the good faith judgment of the Board of Directors of the Borrower than the Sponsor Management Agreement as in effect on the Closing Date.

“Spot Rate” for a currency means the rate determined in good faith by the Administrative Agent or the applicable Issuing Bank to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for such currency; provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV” has the meaning specified in Section 10.04(i).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings which the Borrower has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

1003651351v23

“Stated Maturity” means with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling”, “GBP” and “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means (a) with respect to the Borrower, indebtedness of the Borrower that is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guaranty.

“Subsidiary” means, with respect to any specified Person:

(1)any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee” means the guaranty of the Revolving Facility Obligations of the Borrower under the Loan Documents provided pursuant to the Guaranty.

1003651351v23

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Successor Borrower” has the meaning assigned to such term in Section 7.06(a).

“Supplemental Revolving Commitments” has the meaning assigned to such term in Section 2.24(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any such Master Agreement.

“Syndication Agents” means Barclays Bank PLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as Syndication Agents under the Loan Documents.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Lender” means a lender under any Senior Term Loan Facility.

“Threshold Amount” means $50,000,000.

“Total Commitment” means, at any time, the aggregate amount of the Commitments, as in effect at such time.

“Tranche” means with respect to Loans or commitments, refers to whether such Loans or commitments are (1) Initial Revolving Commitments or Initial Revolving Loans, (2) Incremental

1003651351v23

Revolving Commitments or Incremental Revolving Loans with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Section 2.24, (3) Extended Revolving Loans or Extended Revolving Commitments (of the same Extended Tranche) or (4) Specified Refinancing Facilities with the same terms and conditions made on the same day any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Section 2.24.

“Transactions” means, collectively, any or all of the following:  (a) the entry into the 2012 Senior Secured Notes Indenture and the offer and issuance of the 2012 Senior Secured Notes, (b) the entry into the Senior Term Loan Agreement and the incurrence of Indebtedness thereunder, (c) the entry into this Agreement and the incurrence of Indebtedness hereunder, (d) the repayment of certain existing Indebtedness of the Borrower (including the redemption of the Borrower’s 9.50% Senior Secured Notes due 2016, (e) the solicitation of certain consents and related amendments with respect to the Senior Unsecured Notes and the Holdco Senior Unsecured Notes, and (f) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Type”, when used in respect of any Loan or Borrowing, means the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Person” means any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01, (ii) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below) and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (b) such designation complies with Section 7.02 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries does not at the time of designation, and does not thereafter,

1003651351v23

(1)create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary; or

(2)own assets constituting part of the Music Publishing Business in excess of 10.0% of the total assets constituting the Music Publishing Business.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall be continuing and (1) the Borrower could incur $1.00 of additional Indebtedness under Section 7.01(a) or (2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by such Board of Directors shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the board resolution giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.20(b)(ii)(B).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for (a) directors’ qualifying shares, (b) shares held by nominees and (c) shares held by foreign nationals as required by applicable Law) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time

1003651351v23

to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.Other Interpretive Provisions With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i)

The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)	Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)	The term “including” is by way of example and not limitation.
(iv)

The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)	Any reference herein to a Person shall be construed to include such Person’s successors and assigns.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.Accounting Terms. As used herein and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

Section 1.04.Rounding. Any financial ratios, including any required to be satisfied in order for a specific action to be permitted under this Agreement, shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.References to Agreements and Laws.Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent

1003651351v23

amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.Times of Day.Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07.Timing of Payment or Performance.When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.19 or as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.Currency Equivalents Generally.

(a)Any amount specified in this Agreement (other than in Articles II, IX and X or in respect of Borrowings, Loans or Letters of Credit) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that, if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b)The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine in good faith the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings, Loans and Letters of Credit denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date with respect to such Borrowing, Loan or Letter of Credit occurs.

Section 1.09.Limited Condition Transaction.

(a)In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred

1003651351v23

Stock is given.  For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default or Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of

(i)determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio or the Senior Secured Indebtedness to EBITDA Ratio; or

(ii)testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Tangible Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds of such incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in exchange rates or in EBITDA or Consolidated Tangible Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket

1003651351v23

or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE II

THE CREDITS

Section 2.01.Commitments.Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender holding an Initial Revolving Commitment agrees, severally and not jointly, to make Initial Revolving Loans to the Borrower in Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the date hereof, and until the earlier of the Initial Revolving Maturity Date and the termination of the Initial Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Credit Exposure exceeding such Lender’s Initial Revolving Commitment.  Within the limits set forth in this Section 2.01 and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.

Section 2.02.Loans.

(a)Each Loan shall be made as part of a Borrowing consisting of Loans in Dollars or in one or more Alternative Currencies made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be made in an aggregate principal amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, equal to the remaining available balance of the Commitments) and (y) (i) in the case of Eurodollar Loans in Dollars, $1,000,000 or a whole multiple of $500,000 in excess thereof (or equal to the remaining available balance of the Commitments), (ii) in the case of Eurodollar Loans in Euro, €1,000,000 or a whole multiple of €500,000 in excess thereof (or equal to the remaining available balance of the Commitments) or (iii) in the case of Eurodollar Loans in Sterling, £1,000,000 or a whole multiple of £500,000 in excess thereof (or equal to the remaining available balance of Commitments).

(b)Subject to Section 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03 and any ABR Loan may only be denominated in Dollars.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time (or such greater number of Eurodollar Borrowings permitted by the Administrative

1003651351v23

Agent in its sole discretion).  For purposes of the foregoing, Borrowings having different Interest Periods or currencies, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than, in the case of a Loan denominated in Dollars, 1:00 p.m., New York City time and, in the case of a Loan denominated in an Alternative Currency, 8.30 a.m., New York City time, and the Administrative Agent shall in each case promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing of Initial Revolving Loans if the Interest Period requested with respect thereto would end after the Initial Revolving Maturity Date.

(f)If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Revolving Commitment Percentage thereof (which, in the case of an L/C Disbursement made with respect to a Letter of Credit denominated in an Alternative Currency, shall be a Dollar amount calculated by reference to the Dollar Equivalent of the L/C Disbursement).  Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall

1003651351v23

have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount in Dollars equal to such Lender’s Revolving Commitment Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear.  If any Lender shall not have made its Revolving Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a) and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

Section 2.03.Borrowing Procedure.In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing or, in the case of any Eurodollar Borrowing to be made on the Restatement Date, not later than 12:00 (noon) New York City time, one Business Day prior to the Restatement Date, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the requested date of Borrowing.  Each such telephonic Borrowing Request shall be irrevocable (provided that, any telephonic notification or Borrowing Request in respect of a Borrowing to be made on the Restatement Date may be revoked and/or extended by not more than 5 Business Days pending satisfaction of the conditions set out in Article IV), and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information:  (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; and (vi) if such Borrowing is to be a Eurodollar Borrowing, the currency of such Borrowing; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR

1003651351v23

Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency with respect to a Borrowing is specified, the currency shall be in Dollars.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04.Evidence of Debt; Repayment of Loans.

(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Revolving Loan of such Lender on the Initial Revolving Maturity Date.

(b)Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the currency and amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)The Administrative Agent shall maintain accounts in which it will record (i) the currency and amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof and (iv), with respect to Loans in an Alternative Currency, the Dollar Equivalent of that Loan as calculated in respect of the most recently occurring Revaluation Date.

(d)The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be (absent manifest error) prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05.Fees.

(a)The Borrower agrees to pay to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and

1003651351v23

December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a facility fee (a “Facility Fee”) for the period from and including the first day of the applicable Revolving Commitment Period to the applicable Maturity Date equal to 0.50% per annum on the daily Commitment of such Lender during the preceding quarter (or other period commencing with the first day of the applicable Revolving Commitment Period or ending with the applicable Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated).  All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in clause (x) of the second to last paragraph of Section 5 of the Engagement Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c)The Borrower agrees to pay (i) to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) calculated on such Lender’s Revolving Commitment Percentage of the Dollar Equivalent of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the first day of the applicable Revolving Commitment Period or ending with the applicable Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit issued by the Issuing Bank the standard fronting, issuance and drawing fees in an amount equal to 0.125% per annum (the “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06.Interest on Loans.

(a)Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

1003651351v23

(b)Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed, in the case of a Loan denominated in Dollars or Euro, on the basis of the actual number of days elapsed over a year of 360 days and, in the case of a Loan denominated in Sterling, on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07.Default Interest.All overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in the case of all other overdue amounts, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08.Alternate Rate of Interest.In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that deposits in the currency of such Eurodollar Borrowing in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to the majority in interest of the Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders.  In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 (x) in Dollars, shall be deemed to be a request for an ABR Borrowing and (y) in an Alternative Currency, shall be deemed to be a request for a Borrowing at the average of the rates per annum at which overnight deposits in the applicable Alternative Currency are offered to major banks in the interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on such day.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09.Termination and Reduction of Commitments.

(a)The Initial Revolving Commitments shall automatically terminate on the Initial Revolving Maturity Date.  The L/C Commitment shall automatically terminate on the

1003651351v23

earlier to occur of (i) the termination of the Commitments and (ii) the date that is 30 days prior to the Initial Revolving Maturity Date.

(b)Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent (provided that such notice may be conditioned on receiving the proceeds of any refinancing or on any other transaction), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Initial Revolving Commitments, the Incremental Revolving Commitments of any Tranche, the Extended Revolving Commitments of any Tranche, and/or the Specified Refinancing Commitments of any Tranche; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Credit Exposure (without taking into account Letters of Credit that have been cash collateralized or backstopped in a manner satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion) at the time.

(c)Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.  The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction of any Commitment, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

Section 2.10.Conversion and Continuation of Borrowings.The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to the date of conversion, to convert any Eurodollar Borrowing denominated in Dollars into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to the date of conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior (in the case of a Eurodollar Borrowing denominated in Dollars) or four Business Days prior (in the case of a Eurodollar Borrowing denominated in an Alternative Currency) to the date of conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(a)each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(b)if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(c)each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from

1003651351v23

such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(d)if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(e)any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(f)any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(g)upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day), (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto and (v) the currency of the Borrowing (which shall be the same as the currency of the Borrowing being converted or continued).  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof):

(i)in case of a Borrowing denominated in Dollars, automatically be converted into an ABR Borrowing; or

(ii)in the case of a Borrowing denominated in an Alternative Currency, be continued as a Eurodollar Loan in its original currency with an Interest Period of one month.

Section 2.11.[Reserved].

1003651351v23

Section 2.12.Voluntary Prepayment.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment of a Borrowing denominated in Dollars shall be in an amount that is an integral multiple of $500,000 and not less than £1,000,000, each partial prepayment of a Borrowing denominated in EUR shall be in an amount that is an integral multiple of €500,000 and not less than €1,000,000 and each partial payment of a Borrowing denominated in Sterling shall be in an amount that is an integral multiple of £500,000 and not less than £1,000,000 and (ii) at the Borrower’s election, such prepayment shall not, so long as no Event of Default then exists, be applied to any Loan of a Defaulting Lender.

(b)Each notice of prepayment shall specify the prepayment date, the Tranche being prepaid (which at the discretion of the Borrower may be Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans or Specified Refinancing Loans and/or a combination thereof)  and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided that such notice may be conditioned on receiving the proceeds of any refinancing or other transaction) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that, if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided, further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension.  All prepayments under this Section 2.12 shall be subject to Section 2.16 but shall otherwise be without premium or penalty.  All prepayments under this Section 2.12 (other than prepayments of ABR Loans that are not made in connection with the termination or permanent reduction of the Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13.Mandatory Prepayments.  In the event of any termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and replace or cause to be canceled (or cash collateralize, backstop or make any other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion with respect to) all outstanding Letters of Credit.  If, after giving effect to any partial reduction of the Commitments or at any other time, the Aggregate Credit Exposure would exceed the Total Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Borrowings and, after the Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or cash collateralize, backstop or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

1003651351v23

Section 2.14.Reserve Requirements; Change in Circumstances.

(a)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Restatement Date (or, if later, the date on which such Lender becomes a Lender):

(i)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBO Rate hereunder (excluding any Tax of any kind whatsoever); or

(ii)shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever); and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit (in each case hereunder) or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans; provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 2.14(a) and such amounts, if any, as may be required pursuant to Section 2.05(b) and Section 2.16.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.14(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Section 2.14(a) submitted by such Lender or Issuing Bank, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.14(a), the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation

1003651351v23

or application, have notified the Borrower of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof).  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Restatement Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this Section 2.14(b) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.14(b), the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof).  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)Notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case, shall be deemed to have been enacted, adopted, promulgated or issued, as applicable, subsequent to the Restatement Date for all purposes herein.

1003651351v23

Section 2.15.Change in Legality.  Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Restatement Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then-current Interest Periods with respect to such Affected Loans or within such earlier period as required by law.  If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then-current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

Section 2.16.Breakage.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender (as reasonably determined by such Lender) in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A reasonably detailed certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17.Pro Rata Treatment.  Except as expressly otherwise provided herein, each borrowing of Loans by the Borrower from the Lenders hereunder shall be made, each payment (except as provided in Section 2.22(a)) by the Borrower on account of any commitment fee in respect of the Commitments hereunder and any reduction (except as provided in Section 2.15, 2.21(a), 2.22, 2.24, 2.25, 2.26, 10.08(f) or 10.08(i)) of the Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the respective Revolving Commitment Percentages of the Lenders (other than payments in respect of any difference in the

1003651351v23

Facility Fee in respect of any Tranche); provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Commitments, such reduction may be applied to any Commitments so long as the Maturity Date of such Commitments precedes the Maturity Date of each other Tranche of Commitments then outstanding or, in the event more than one Tranche of Commitments shall have an identical Maturity Date that precedes the Maturity Date of each other Tranche of Commitments then outstanding, to such Tranches on a pro rata basis. Each payment (including each prepayment, but excluding payments made pursuant to Sections 2.15, 2.20, 2.21(a), 2.22, 2.24, 2.25, 2.26, 10.05, 10.08(f) or 10.08(i)) by the Borrower on account of principal of and interest on any Tranche of Loans (other than payments in respect of any difference in the interest accruing in respect of any Tranche) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Tranche then held by the respective Lenders (or as otherwise provided in the applicable Incremental Commitment Amendment, Extension Amendment or Specified Refinancing Amendment, if applicable). This Section 2.17 may be amended in accordance with Section 10.08(g) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Sections 2.24, 2.25, 2.26, 10.08(e) and 10.08(i), as applicable.

Section 2.18.Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement (except pursuant to Sections 2.21(a), 2.22, 2.24, 2.25, 2.26, 10.08(f) or 10.08(i)) as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply).  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to

1003651351v23

any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation. This Section 2.18 may be amended in accordance with Section 10.08(g) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Sections 2.24, 2.25, 2.26, 10.08(e) and 10.08(i), as applicable.

Section 2.19.Payments.

(a)Except with respect to principal or interest payments on Loans denominated in an Alternative Currency, the Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  All payments of principal or interest with respect to a Borrowing denominated in an Alternative Currency shall be made not later than the Applicable Time on the date when due in immediately available funds in the applicable Alternative Currency, without setoff, defense or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.20.Taxes.

(a)Except as provided below in this Section 2.20 or as required by law (which, for purposes of this Section 2.20, shall include FATCA), all payments made by the Borrower or the Agents under this Agreement and any promissory notes executed and delivered pursuant to Section 2.04(e) shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that, if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower to any Agent or any Lender hereunder or under any such notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c), (d) or (f) of this Section 2.20 or with the requirements of

1003651351v23

Section 2.21, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after the later of (i) the date that such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) and (ii) the Restatement Date (any such change, at such time, a “Change in Law”).  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)Each Agent and each Lender that is not a United States Person shall:

(i)(A) on or before the date of any payment by the Borrower under this Agreement (or any promissory notes executed and delivered pursuant to Section 2.04(e)) to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent (1) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any such notes without deduction or withholding of any United States federal income taxes, and (2) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any such notes;

(B)deliver to the Borrower and the Administrative Agent two further original signed forms or certifications provided in Section 2.20(b)(i)(A) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower;

(C)obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

1003651351v23

(D)deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any such notes, provided that, in determining the reasonableness of a request under this clause (D), such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii)in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption,”

(A)represent to the Borrower and the Administrative Agent that it is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(B)deliver to the Borrower on or before the date of any payment by the Borrower with a copy to the Administrative Agent, (1) two certificates substantially in the form of Exhibit G hereto (any such certificate, a “U.S. Tax Compliance Certificate”) and (2) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any such notes and (3) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any such notes (and shall also deliver to the Borrower and the Administrative Agent two further original signed forms or certificates on or before the date the previous forms or certificates expire or become obsolete and after the occurrence of any event requiring a change in the most recently provided forms or certificates and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(C)deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any such notes, provided that, in determining the reasonableness of a request under this clause (C), such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

1003651351v23

(iii)in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(A)on or before the date of any payment by the Borrower under this Agreement or any such notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption,” (1) represent to the Borrower and the Administrative Agent that such Lender is not (x) a bank within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (2) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any such notes; and

(aa)with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption,” also deliver to the Borrower and the Administrative Agent (xx) two copies of such beneficiary’s or member’s accurate and complete original signed Internal Revenue Service Form W-8BEN-E (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any such notes without deduction or withholding of any United States federal income taxes and (yy) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any such notes; and

(bb)with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (xx) represent to the Borrower and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (yy) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates with respect to each beneficiary or member (which may be provided by such Lender on behalf of such beneficiary or member) and two copies of such beneficiary’s or member’s accurate and complete original signed Internal Revenue Service Form W-8BEN-E, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the

1003651351v23

Code with respect to payments to be made under this Agreement and any such notes, and (zz) also deliver to the Borrower and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any such notes;

(B)deliver to the Borrower and the Administrative Agent two further signed copies or originals (as applicable) of any forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(C)deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any such notes, provided that, in determining the reasonableness of a request under this clause (C), such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request; unless, in any such case, there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent.

(c)Each Lender and each Agent, in each case that is a United States Person, shall, on or before the date of any payment by the Borrower under this Agreement or any promissory notes executed and delivered pursuant to Section 2.04(e) to such Lender or Agent, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d)Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by the Borrower under this Agreement or any promissory notes executed and delivered pursuant to Section 2.04(e) to the Administrative Agent, the Administrative Agent shall:

(i)deliver to the Borrower (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative

1003651351v23

Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) or (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any such notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii)deliver to the Borrower two further original signed forms or certifications provided in Section 2.20(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(iii)obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent.

(e)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  For the avoidance of doubt, the Borrower and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

(f)Upon the request, and at the expense of the Borrower, each Lender and Agent to which the Borrower is required to pay any additional amount pursuant to this Section 2.20, and any participant of a Lender in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender or Agent its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that, notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower

1003651351v23

the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(g)If a Lender changes its applicable lending office (other than (i) pursuant to Section 2.21(b) or (ii) after an Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Section 2.14 or this Section 2.20, the Borrower shall not be obligated to pay such additional amount.

(h)If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to this Section 2.20, such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(i)The Borrower agrees to pay, indemnify or reimburse each Lender, each Syndication Agent, each Joint Lead Arranger and the Agents for, and hold each Lender, each Syndication Agent, each Joint Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

(j)To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding.  If the IRS or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Section 2.20(a), such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the

1003651351v23

Administrative Agent under this Section 2.20(j).  The agreements in this Section 2.20(j) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Revolving Facility Obligations.

(k)For the avoidance of doubt, for purposes of this Section 2.20, the term “Lender” includes any Issuing Bank.

Section 2.21.Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)In the event (i) any Lender (or any participant of such Lender) or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender (or any participant of such Lender) or the Issuing Bank pursuant to Section 2.20 then, in each case, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan or Commitment or Letter of Credit participation, as the case may be, in whole or in part, at, in the case of Loans and Commitments, an aggregate price no less than such Loan’s or Commitment’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Section 8.01(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to Section 10.05, without premium or penalty and terminate the Commitments of such Lender.  In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver a duly completed Assignment and Acceptance pursuant to Section 10.04(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 10.04(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Sections 2.14 and 2.20 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 2.21) prior to such substitution or prepayment.  In the case of the substitution of a Lender pursuant to this Section 2.21(a), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Loans and L/C Participations so assigned shall be paid in full by the assignee Lender and/or the Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to

1003651351v23

have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(b)If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount or indemnity to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant), (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.  Upon request from the applicable Lender(s) or the Issuing Bank, the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment and transfer.

Section 2.22.Defaulting Lenders.  Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender;

(b)in determining the Required Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c)the Borrower shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution or (ii)  upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)if any L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

1003651351v23

(i)all or any part of such L/C Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Issuing Bank for so long as such L/C Exposure is outstanding; or

(iii)if any portion of such Defaulting Lender’s L/C Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the Issuing Bank Fee pursuant to Section 2.05(c) with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(e)if any portion of such Defaulting Lender’s L/C Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (d)(i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Revolving Commitment Percentages. The Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Issuing Bank, and participations in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (and Defaulting Lenders shall not participate therein);

(f)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirement of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is (x) a prepayment of the

1003651351v23

principal amount of any Loans or amount of reimbursement in respect of letter of credit disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.01 are satisfied, such payment shall be applied solely to prepay the Loans of, and amounts of reimbursement of an L/C Disbursement owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or amounts of reimbursement of an L/C Disbursement owed to, any Defaulting Lender; and

(g)In the event that the Administrative Agent, the Borrower, each applicable Issuing Bank, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and, on such date, such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment Percentage.  The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Issuing Bank and the Non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.22 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

Section 2.23.Letters of Credit.

(a)General.  The Borrower may request the issuance of a Letter of Credit in Dollars or an Alternative Currency for its own account or for the account of any of its Subsidiaries that are Restricted Subsidiaries (in which case, the Borrower and such Restricted Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a).  This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Lender is a Defaulting Lender (i) the Revolving Commitment Percentage of such Defaulting Lender with respect to any L/C Exposure will automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are not Defaulting Lenders pro rata in accordance with their respective Commitments; provided, that (x) with respect to each non-Defaulting Lender, its Credit Exposure may not in any event exceed its Commitment as in effect at the time of such reallocation and (y) subject to Section 10.19, neither such reallocation nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender and (ii) to the extent that any portion (the “unreallocated portion”) of the Revolving Commitment Percentage of such Defaulting Lender with respect to any L/C Exposure cannot be so reallocated, the Borrower will promptly, and in no event later than one Business Day after any demand by the Administrative Agent (at the direction of the Issuing Bank), (x) cash collateralize its obligations to the Issuing Bank in respect of such L/C

1003651351v23

Exposure, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure, or (y) make other arrangements reasonably satisfactory to the Administrative Agent and to the Issuing Bank to protect them against the risk of non-payment by such Defaulting Lender.  Notwithstanding the foregoing, the Issuing Bank shall have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit until such unreallocated portion of L/C Exposure is cash collateralized in accordance with clause (x) above or such other arrangements are made in accordance with clause (y) above.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (at least five Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) with regard to any Issuing Bank individually, the L/C Exposure with respect to Letters of Credit issued by such Issuing Bank shall not exceed its respective L/C Fronting Sublimit, (ii) the L/C Exposure with regard to all Letters of Credit shall not exceed $50,000,000 and (iii) the Aggregate Credit Exposure shall not exceed the Total Commitment.

(c)Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Initial Revolving Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank at the time of issuance or renewal thereof, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Initial Revolving Maturity Date, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank at the time of issuance or renewal thereof, unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the

1003651351v23

issuance of such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Commitment Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f).  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or because of the currency of the Letter of Credit, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the same Business Day that it has received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 12:00 (noon) New York City time, on the immediately following Business Day.  The amount to be paid in respect of an L/C Disbursement in an Alternative Currency shall be paid in the Alternative Currency in which the L/C Disbursement was made unless (A) the Issuing Bank shall have specified in applicable notice requesting payment that it will require payment in Dollars or (B) in the absence of any such request from the Issuing Bank, the Borrower shall have notified the Issuing Bank promptly upon receipt of such notice that the Borrower will make the payment required with respect to the L/C Disbursement in Dollars.  In the case of any payment in Dollars with respect to an L/C Disbursement denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the applicable payment promptly following determination thereof.

(f)Obligations Absolute.  The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

1003651351v23

(iv)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(vi)any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder; and

(vii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank.  However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s bad faith, gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g)Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice

1003651351v23

shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h)Interim Interest.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

(i)Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders.  Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as the successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank.  At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii).  The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.  In the event that (x) any Issuing Bank ceases to be a Lender or (y) the Administrative Agent resigns pursuant to Article IX, any outstanding Letter of Credit issued by such Issuing Bank (or the Administrative Agent in its capacity as Issuing Bank) shall be cash collateralized or backstopped pursuant to arrangements satisfactory to the Issuing Bank in its sole discretion.

(j)Cash Collateralization.  If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to the L/C Exposure as of such date in the currency of the L/C Exposure or, if denominated in an Alternative Currency, at the option of the Issuing Bank or the Borrower, in Dollars in an amount equal to the Dollar Equivalent of such amount to be deposited, provided that the obligation to deposit such cash will become

1003651351v23

effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 8.01(f) or Section 8.01(g).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank.  Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(l)Existing Letters of Credit.  Schedule 2.23 contains a schedule of certain letters of credit issued prior to the Restatement Date by the Issuing Bank listed on such Schedule for the account of the Borrower.  On the Restatement Date (i) such letters of credit, to the extent then outstanding, shall be deemed to be Letters of Credit issued pursuant to this Section 2.23 for the account of the Borrower, (ii) the face amount of such letters of credit shall be included in the calculation of L/C Exposure and (iii) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations.

Section 2.24.Incremental Facility.

(a)So long as no Event of Default under Section 8.01(a) or 8.01(f) exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Restatement Date, (i) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”), (ii) to increase the Existing Tranche of Commitments by requesting new Commitments be added to an Existing Tranche of Commitments (the “Supplemental Revolving

1003651351v23

Commitments”), and (iii) to request new synthetic or other letter of credit facility commitments under one or more new synthetic or other letter of credit facilities to be included in this Agreement (together with the Incremental Revolving Commitments and the Supplemental Revolving Commitments, the “Incremental Commitments”), provided that, the aggregate amount of Incremental Commitments permitted pursuant to this Section 2.24 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness to refinance such other Indebtedness), an amount that could then be incurred under this Agreement in compliance with Section 7.01(b)(i).  Any loans made in respect of any such Incremental Commitment (other than Supplemental Revolving Commitments) shall be made by creating a new Tranche.

(b)Each request from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments.  The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”) subject, in the case of any Incremental Revolving Commitments and Supplemental Revolving Commitments (if such Additional Lender is not already a Lender hereunder or any affiliate of a Lender hereunder) to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(c)Supplemental Revolving Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Commitments to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit H-1 (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit H-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register.  An Increase Supplement or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.24.  Upon effectiveness of the Lender Joinder Agreement, each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the commitments made pursuant to such Supplemental Revolving Commitment shall be Commitments.  Upon the effectiveness of the Increase Supplement or the Lender Joinder Agreement, as the case may be, in each case with respect to any Supplemental Revolving Commitments, outstanding Loans and/or participations in outstanding L/C Exposure of the applicable Existing Tranche, as the case may be, shall be reallocated (and the increasing Lender or joining Additional Lender, as applicable, shall make appropriate payments representing principal, with the Borrower making any necessary payments of accrued interest) so that after giving effect thereto the increasing Lender or the joining Additional Lender, as the case may be, and the other Lenders of the applicable Existing Tranche share ratably in the total Aggregate Credit Exposure in accordance with the applicable Commitments (and notwithstanding Section 10.05, no Borrower shall be liable for any amounts under Section 10.05 as a result of such reallocation).

1003651351v23

(d)Incremental Commitments (other than Supplemental Revolving Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Additional Lender.  An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.24, provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured (any incremental loans drawn thereunder, the “Incremental Loans”) on a pari passu or (at the Borrower’s option) junior basis by the same collateral securing the Loans, (B) the Incremental Commitments and any Incremental Loans shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (II) so long as any Loans (other than Incremental Loans) are outstanding, any mandatory prepayment provisions that do not also apply to the Loans on a pro rata basis following the occurrence of an acceleration of the Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date of such Incremental Commitments shall be no earlier than the Initial Revolving Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Initial Revolving Maturity Date); (iv) the interest rate margins applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Additional Lenders; (v) such Incremental Commitment Amendment may provide for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder and may provide class protection for any additional credit facilities; and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower.

Section 2.25.Extension Amendments.

(a)The Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of any commitments or the Loans (including any Extended Loans under an Existing Tranche) be converted to extend the termination date thereof and scheduled maturity date(s) of any payment of principal or scheduled termination date(s) of any commitments, as applicable, with respect to all or a portion of any principal or committed amount of any Existing Tranche (any such Existing Tranche which has been so extended, “Extended Tranche,” the Loans of such Tranche, the “Extended Loans” and the Loans of such Tranche, the “Extended Revolving Loans” and the commitments of such Tranche, the “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.25; provided that any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.  In order to establish any

1003651351v23

Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”) except (x) all or any of the final maturity dates of such Extended Tranches shall be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the commitment fee, if any, with respect to the Extended Tranche may be higher or lower than the commitment fee, if any, for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.25 or otherwise, assignments and participations of Extended Revolving Commitments shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Revolving Commitments set forth in Section 10.04.  No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request.  Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche.  In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.  The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche are requested to respond to the Extension Request.  Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower).  The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

1003651351v23

(c)Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in Section 2.25(a) clauses (x) to (z) and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.25(c) and notwithstanding anything to the contrary set forth in Section 10.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders.  Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Section 10.08 to any Section 2.25 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.25 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.25 Additional Amendments do not become effective prior to the time that such Section 2.25 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, the Borrower and other parties (if any) as may be required in order for such Section 2.25 Additional Amendments to become effective in accordance with Section 10.08; provided, further, that no Extension Amendment may provide for (a) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Tranches on a pro rata basis after the occurrence of an acceleration of the Loans.  It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.25 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.25 Additional Amendment.  In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d)Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Tranches, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Tranches to the applicable Extended Tranches so converted by such Lender on such date.

1003651351v23

(e)If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, the Borrower) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (B) prepay the Loans and, at the Borrower’s option, if applicable, terminate the commitments of such Non-Extending Lender, in whole or in part, subject to Section 10.05, without premium or penalty.   In connection with any such replacement under this Section 2.25, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans or commitments, as applicable, deemed to be an Extended Loan or commitment, as applicable, under the applicable Extended Tranche on any date (each date, a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion).  Following a Designation Date, the Existing Loans or commitments, as applicable, held by such Lender so elected to be extended will be deemed to be Extended Loans or commitments, as applicable, of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)With respect to all Extension Requests consummated by the Borrower pursuant to this Section 2.25, (i) such extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.12 and 2.13 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the

1003651351v23

Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.12, 2.13 and 2.17) or any other Loan Document that may otherwise prohibit any such extension or any other transaction contemplated by this Section 2.25.

Section 2.26.Specified Refinancing Facilities.

(a)The Borrower may, from time to time, add one or more new revolving credit facilities (the “Specified Refinancing Facilities”) to the Facilities to refinance all or any portion of any Tranche of Loans (or unused Commitments) under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Loans, (ii) the Specified Refinancing Facilities and revolving loans drawn thereunder (the “Specified Refinancing Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans, (iv) the Specified Refinancing Facilities will have such pricing, amortization and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (v) the maturity date of any Specified Refinancing Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Maturity Date of the Tranche being refinanced (other than an earlier Maturity Date for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the maturity date of the Tranche being refinanced), and (vi) the net proceeds of such Specified Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and a corresponding amount of Commitments shall be permanently reduced) pursuant to Section 2.12.

(b)Each request from the Borrower pursuant to this Section 2.26 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Facility.  The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender,” and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder,

1003651351v23

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required.

(c)Specified Refinancing Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Specified Refinancing Lender.  Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26, in each case on terms consistent with this Section 2.26.

(d)Any loans made in respect of any such Specified Refinancing Facility shall be made by creating a new Tranche.  Any Specified Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Restricted Subsidiary, pursuant to any Specified Refinancing Facility established thereby; provided that no Issuing Bank shall be obligated to provide any such Letters of Credit unless it has consented (in its sole discretion) to the applicable Specified Refinancing Amendment.

(e)The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting).  Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26.  In addition, if so provided in the relevant Specified Refinancing Amendment and with the consent of each Issuing Bank (not to be unreasonably withheld, delayed or conditioned), participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of the respective Tranche of Loans or commitments shall be reallocated from Lenders holding such Commitments to Lenders holding commitments under Specified Refinancing Facilities in accordance with the terms of such Specified Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding commitments under such Specified Refinancing Facilities, be deemed to be participation interests in respect of such commitments under such Specified Refinancing Facilities and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

1003651351v23

ARTICLE III
[RESERVED]

ARTICLE IV
CONDITIONS PRECEDENT

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

Section 4.01.All Credit Events after the Restatement Date. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b).

(b)The representations and warranties of the Loan Parties set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b).

(c)At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02.Conditions to Effectiveness On the Restatement Date.

(a)The Administrative Agent shall have received executed counterparts of this Agreement and the Guaranty by each Loan Party, as applicable.

(b)[Reserved].

(c)The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Debevoise & Plimpton LLP, and (ii) Richards, Layton & Finger, PA, special Delaware counsel, in each case (A) dated the Restatement Date, and (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders.

1003651351v23

(d)The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, partnership agreement or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or comparable office of the state of its organization or, if consented to by the Administrative Agent (not to be unreasonably withheld or delayed), by a Responsible Officer of the relevant Loan Party, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of a Responsible Officer of each Loan Party dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement (or other equivalent documents) of such Loan Party as in effect on the Restatement Date and at all times since a date immediately prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, members or partners or shareholders (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of a Responsible Officer executing the certificate pursuant to clause (ii) above.

(e)All Fees and other reasonable fees, costs and expenses due and payable on or prior to the Restatement Date (including Attorney Costs and expenses of any other advisors), to the extent invoiced at least two Business Days prior to the Restatement Date (except as otherwise reasonably agreed by the Borrower), and other compensation payable to the Administrative Agent, the Joint Lead Arrangers and the Lenders required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document on the Restatement Date, shall have been paid.

(f)This Agreement shall have been designated as a Refinancing Agreement with respect to the 2012 Credit Agreement for purposes of the Security Agreement and the Security Agreement and the Intellectual Property Security Agreements shall be in full force and effect on the Restatement Date, and true and correct copies of such Security Documents shall have been delivered to the Collateral Agent.

(g)The Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.05 or have been or will be contemporaneously released or terminated.

1003651351v23

(h)The Borrower shall have paid or cause to be paid to the Administrative Agent for the ratable account of each Lender a fee in an amount equal to 0.25% of the Initial Revolving Commitment of each Lender.

(i)The Administrative Agent shall have received a duly completed Borrowing Request from the Borrower substantially in the form of Exhibit B.

(j)The Borrower shall have delivered a notice, which notice shall be conditional with the effectiveness of this Agreement, terminating the commitments under the 2012 Credit Agreement and such commitments shall have been, or shall concurrently with the effectiveness of this Agreement be, terminated.

(k)As of the Restatement Date, no Default or Event of Default shall have occurred and be continuing.

(l)The representations and warranties of the Loan Parties set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Restatement Date with the same effect as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(m)The Administrative Agent shall have received, at least 3 days prior to the Restatement Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, as has been reasonably requested in writing at least 5 days prior to the Restatement Date.

(n)In connection with any Letter of Credit being issued on the Restatement Date, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.23(b) or as otherwise agreed by the Issuing Bank and the Administrative Agent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a Person (i) duly organized or formed and validly existing and (ii) in good standing (to the extent such concept has a legally recognized meaning in its jurisdiction of organization) under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(i) (other than as to the Borrower and any Material

1003651351v23

Subsidiary that is a Loan Party), clause (a)(ii) (other than as to the Borrower) or clauses (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.Authorization; No Contravention.  (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (i) are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action and (ii) do not and will not (A) contravene the terms of any of such Person’s Organization Documents; (B) conflict with or result in any breach or contravention of, or require any payment to be made under (in each case other than in respect of Indebtedness to be repaid in connection with the Transactions), (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; except in the case of clauses (ii)(A) (other than as to the Borrower), (ii)(B) and (ii)(C) to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect and (b) the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions do not or will not result in the creation of any Lien under any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries is bound (other than as permitted by Section 7.05).

Section 5.03.Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Collateral Agent, Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) actions, filings and registrations necessary to perfect the Liens on the Collateral and the priority thereof granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain, take, give or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.Binding Effect.

(a)This Agreement and each other Loan Document has been duly executed and delivered by Holdings and each Loan Party that is a party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of Holdings and such Loan Party, enforceable against Holdings and each Loan Party that is party thereto in accordance with its terms, in each case except as such enforceability may be limited by

1003651351v23

applicable domestic or foreign bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05.Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)Since September 30, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

Section 5.06.Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues (i) as of the Restatement Date, that pertain to this Agreement, any other Loan Document or the consummation of the Transactions or (ii) that would reasonably be expected to have a Material Adverse Effect.

Section 5.07.No Default.  Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08.Ownership of Property; Liens.  Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.05 and except where the failure to have such title or other interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09.Environmental Compliance.

(a)There are no claims against the Borrower or its Restricted Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law binding on their respective businesses, operations and properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no underground or aboveground storage tanks or any surface impoundments,

1003651351v23

septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries, or on any property formerly owned or operated by the Borrower or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries except for such releases, discharges or disposal that were in material compliance with Environmental Laws.

(c)The properties currently or formerly owned or leased by the Borrower or its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) would reasonably be expected to give rise to liability under, Environmental Laws, except for violations, remedial actions and liabilities that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d)Neither the Borrower nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

Section 5.10.Taxes.  The Borrower and its Restricted Subsidiaries have filed all Federal and material state and other tax returns and reports required to be filed, and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except those (a) which are not overdue by more than thirty (30) days, (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.11.ERISA Compliance.

(a)Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except as would not reasonably be expected to result in a

1003651351v23

Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except as would not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(b)There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event or Foreign Benefit Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur; (ii) no Pension Plan is in “at-risk status” (as defined in Section 303(i)(4) of ERISA) and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12.Subsidiaries; Equity Interests.  As of the date hereof, no Loan Party has any Restricted Subsidiaries other than those disclosed in Section 5.12, and all of the outstanding Equity Interests in such Restricted Subsidiaries that are owned by a Loan Party are owned free and clear of all Liens except for Permitted Liens.  As of the date hereof, Schedule 5.12 (a) sets forth the name and jurisdiction of each Restricted Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Restricted Subsidiary in each Restricted Subsidiary, including the percentage of such ownership and (c) identifies each Restricted Subsidiary that is a Restricted Subsidiary the Equity Interests of which are required to be pledged hereunder or under the Security Documents.

Section 5.13.Margin Regulations; Investment Company Act.

(a)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the

1003651351v23

meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used by the Borrower to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)Neither the Borrower nor any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14.USA PATRIOT Act.  Except to the extent it would not reasonably be expected to have a Material Adverse Effect, to the extent applicable, each Loan Party is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) USA PATRIOT Act.

Section 5.15.Sanctioned Persons.  None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly, or to its knowledge, indirectly use the proceeds of the Loans or Letters of Credit for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 5.16.Foreign Corrupt Practices Act.  Except to the extent it would not reasonably be expected to have a Material Adverse Effect, the Borrower has, and to the knowledge of the Borrower each of its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower has, complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable antibribery or anti-corruption law; and except to the extent it would not reasonably be expected to have a Material Adverse Effect, the Borrower has not, and to the knowledge of the Borrower none of its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower, its directors, officers, agents or employees have, made, offered, promised, or authorized, and the Borrower will not, and will use its commercially reasonable efforts to cause each of its directors, officers, agents, employees, and any person acting for or on its behalf to not, make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to:  (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”); in each case while knowing or having a reasonable belief that all or some portion will be used for the purpose of:  (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage; in each case in order to obtain, retain, or direct business.

1003651351v23

Section 5.17.Labor Matters.  As of the date hereof, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) the hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (c) all payments due from the Borrower or any Restricted Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Borrower or such Restricted Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound, except, with respect to each of clauses (a) through (d), as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.18.Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), in each case on or prior to the Restatement Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (A) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time of preparation, it being understood that projections are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and that such projections are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

Section 5.19.Intellectual Property; Licenses, Etc.  Each Loan Party and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, logos, trade dress, goodwill associated with the foregoing, domain names, copyrights, patents, trade secrets, know-how and other intellectual property rights (including all registrations and applications for registration of the foregoing) (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, except to the extent that the failure to so own, or possess the right to use such IP Rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the conduct of the business of each Loan Party and its Restricted Subsidiaries does not infringe, misappropriate or otherwise violate any IP Rights of any other Person except for such infringements, misappropriations or violations, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  There is no claim, investigation, suit or proceeding pending or, to the knowledge of the Borrower, threatened in writing, against any Loan Party or any of its Restricted Subsidiaries (i) challenging the validity,

1003651351v23

ownership or use of any IP Rights of such Loan Party or any of its Restricted Subsidiaries or (ii) alleging that the conduct of their respective businesses infringes, misappropriates, or otherwise violates the IP Rights of any other Person, in each case which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.20.Solvency.  On the Restatement Date after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.21.Senior Debt Status.  The Loans will be treated as senior debt under the relevant documentation for any Subordinated Indebtedness of the Borrower or any Guarantor.

Section 5.22.Valid Liens.  Each Security Document (other than the Mortgages) is, or on execution and delivery thereof by the parties thereto will be, effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, or security interests in, the Collateral described therein to the extent required by the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity, (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Copyright Office and the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Documents (other than the Mortgages) shall constitute to the extent required by the terms thereof fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case free and clear of any Liens other than Liens permitted by Section 7.05.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable (except with respect to any Secured Hedge Agreement or Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower, the Issuing Bank and the Administrative Agent in its sole discretion) shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01.Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower ending on or after December 31, 2017, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for

1003651351v23

such fiscal year, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (x) any potential inability to satisfy the covenant in Section 7.08 of this Agreement or any financial maintenance covenant included in any other Indebtedness of the Borrower or its Subsidiaries on a future date or in a future period or (y) an upcoming maturity date under the Facility that is scheduled to occur within one year from the time such report and opinion are delivered);

(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower ending on or after December 31, 2017, a consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)as soon as available, but in any event no later than sixty (60) days after the end of each fiscal year of the Borrower ending on or after December 31, 2017, a budget prepared by management of the Borrower, consistent with past practice or otherwise in form reasonably satisfactory to the Administrative Agent for the fiscal year following such fiscal year then ended (including a projected consolidated balance sheet and the related consolidated statements of projected cash flow and projected income of the Borrower and its Subsidiaries); and

(d)to the extent applicable, simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and 6.01(b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Section 6.02.Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)to the extent (x) permitted by the internal policies of such independent certified public accountants and (y) that Section 7.08 was applicable during the time period covered by the financial statements delivered under Section 6.01(a), no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate or report

1003651351v23

of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any failure of the Company to comply with the terms, covenants, provisions or conditions of Section 7.08, except as specified in such certificate or, if any such failure to comply shall exist, stating the nature of such failure to comply;

(b)concurrently with the delivery of the financial statements and reports referred to in Section 6.01(a) and 6.01(b), a Compliance Certificate signed by a Responsible Officer of the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except, in each case, as specified in such certificate and (ii) if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.08, one or more of the holders of Equity Interests of any Parent or the Borrower may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default through capital contributions or the purchase of Equity Interests as contemplated pursuant to clause (x)(13) and the final proviso of the definition of “EBITDA,” provided that after receipt of the Notice of Intent to Cure and during the 15 Business Days during which such capital contributions or purchase of Equity Interests may be made, unless and until the relevant cure amount is actually received by the Borrower, no Lender or Issuing Bank shall be required to make any Loans or issue any Letters of Credit hereunder;

(c)promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower has filed with the SEC (other than any registration statement on Form S-8 or any filing on Form 8-K) or with any national securities exchange and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)promptly after the furnishing thereof, (i) copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) and (ii) copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries, in each case pursuant to the terms of any Specified Debt in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)[Reserved];

(f)together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a list of each Subsidiary that is an Unrestricted Subsidiary or an Immaterial Subsidiary as of the date of such Compliance Certificate and (ii) copies of any Intellectual Property Security Agreement delivered to the Collateral Agent in accordance with Section 2.11(e) of the Security Agreement during the prior fiscal quarter;

1003651351v23

(g)[Reserved];

(h)promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i)promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.01 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon request the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for the timely accessing of posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03.Notices.  Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notify the Administrative Agent:

(a)of the occurrence of any Default; and

(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any

1003651351v23

of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event or Foreign Benefit Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth reasonable details of the occurrence referred to therein and stating what action (if any) the Borrower has taken and proposes to take with respect thereto.  The Administrative Agent agrees to promptly transmit each notice received by it in compliance with Section 6.03(a) to each Lender.

Section 6.04.Payment of Taxes.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization) or (b) to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected to have a Material Adverse Effect.

Section 6.05.Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.03 or 7.06 or to the extent (other than for the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing if such concept has a legally recognized meaning in its jurisdiction of organization), permits, licenses and franchises necessary in the normal conduct of its business, except, in each case, as permitted by Section 7.03 or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and copyrights, to the extent required under the Security Agreement.

Section 6.06.Maintenance of Properties.  Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted.

Section 6.07.Maintenance of Insurance.  Except where failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies insurance with respect to its material properties and business against loss or damage of such types and in such amounts (after giving effect to any self-insurance consistent with past practice, or reasonable under the circumstances, and, in either case, customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are consistent with past practice, or reasonable under the circumstances, and customarily carried under similar circumstances by such other Persons.

Section 6.08.Compliance with Laws.  Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it

1003651351v23

or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.09.Books and Records.  Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Subsidiaries taken as a whole (it being understood and agreed that each Foreign Subsidiary may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization).

Section 6.10.Inspection Rights.  Permit representatives of the Administrative Agent (x) to visit and inspect any of its properties (to the extent it is within such person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers all at the reasonable expense of the Borrower, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (y) to have reasonable discussions regarding the business, operations, properties and financial condition of the Borrower and its Subsidiaries with the Borrower’s independent certified public accountants (subject to such accountants’ customary policies and procedures); provided that, (i) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and (ii) such exercise shall be at the Borrower’s reasonable expense; provided, further that when an Event of Default exists the Administrative Agent (or its representatives) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance written notice.  The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants pursuant to clause (y) of the immediately preceding sentence. Notwithstanding anything to the contrary in Section 6.02(i) or in this Section 6.10, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11.Use of Proceeds.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for general corporate purposes of the Borrower and its Subsidiaries, including to refinance existing Indebtedness and pay related fees, costs and expenses.

Section 6.12.Covenant to Guarantee Obligations and Give Security.

(a)Upon (i) the formation or acquisition of any new direct or indirect Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary (other than (A) an Unrestricted Subsidiary, (B) any Subsidiary that is prohibited by any Contractual Obligation (provided that such prohibition was not incurred in connection with or in contemplation of the acquisition of such Subsidiary) or by applicable Laws from guaranteeing the Obligations or

1003651351v23

which would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee unless such consent, approval, license or authorization has been received, (C) any Securitization Subsidiary, (D) any Subsidiary with respect to which the provision of a guaranty of the Obligations would result in material adverse tax consequences (as reasonably determined by the Borrower and notified in writing to the Administrative Agent), (E) any not-for-profit Subsidiary, (F) any Captive Insurance Subsidiary, (G) any Subsidiary with respect to which the Borrower and Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (H) any Subsidiary that is a Special Purpose Entity, (I) a Subsidiary formed solely for the purpose of becoming a Parent, or merging with the Borrower in connection with another Subsidiary becoming a Parent, or otherwise creating or forming a Parent, or (J) an Immaterial Subsidiary, all Subsidiaries described in foregoing clauses (A) to (J), the “Excluded Subsidiaries”) by any Loan Party, (ii) the designation of any existing direct or indirect Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary in accordance with the terms hereof, (iii) any Domestic Subsidiary that is a Wholly Owned Subsidiary that is an Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is otherwise an Excluded Subsidiary) ceasing to be an Unrestricted Subsidiary, (iv) any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary that is an Immaterial Subsidiary (other than an Immaterial Subsidiary that is otherwise an Excluded Subsidiary) ceasing to be an Immaterial Subsidiary, or (v) any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary, the Borrower shall, in each case at the Borrower’s expense, within 90 days after such formation, acquisition, designation, change in status or guarantee or such longer period as the Administrative Agent may agree in its discretion:

(i)cause each such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty supplement, in substantially the form attached to the Guaranty as Exhibit A, guaranteeing the Obligations of each Loan Party;

(ii)cause each such Subsidiary to duly execute and deliver to the Collateral Agent a Security Agreement Supplement (as defined in the Security Agreement) (if applicable) and those Security Documents required to be delivered under the Security Agreement, as further specified by and in form and substance reasonably satisfactory to the Collateral Agent (substantially consistent with the Security Documents in effect on the Restatement Date unless otherwise consented to by the Collateral Agent), granting a Lien to the extent required under the Security Agreement, in each case securing the Obligations of such Subsidiary under its Guaranty;

(iii)(x) cause each such Subsidiary to deliver (i) any and all certificates representing Capital Stock directly owned by such Subsidiary (limited, in the case of Capital Stock in a Foreign Subsidiary, to 65% of each class of the outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States Tax purposes) in such Foreign Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (ii) instruments evidencing the Pledged Debt in each case in excess of $5,000,000 held

1003651351v23

by such Subsidiary, indorsed in blank to the Collateral Agent and (y) cause each direct parent of such Subsidiary that is a Guarantor or is required to become a Guarantor pursuant to Section 6.12(a)(i), to deliver any and all certificates representing the outstanding Capital Stock of such Subsidiary owned by such parent accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(iv)take and cause such Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action is required under the Security Agreement or otherwise deemed necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Documents delivered pursuant to this Section 6.12 and the Security Agreement, enforceable against all third parties in accordance with their terms.

For the avoidance of doubt, (i) no Excluded Subsidiary shall be required hereunder to guarantee the obligations of the Borrower or any Guarantor, (ii) no Foreign Subsidiary shall be required hereunder to guarantee the obligations of the Borrower or any Guarantor, (iii) no more than 65% of any class of Capital Stock of any Foreign Subsidiary shall be required to be pledged to support obligations of the Borrower or any Guarantor, and (iv) no Capital Stock of any Excluded Subsidiary shall be required to be pledged.

(b)Upon the acquisition by any Loan Party of any property the Borrower will cause such Loan Party to comply with the requirements under the Security Documents and cause such assets to be subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties to the extent required under the Security Documents and the Borrower will cause the relevant Loan Party to take such additional actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to above.

(c)In no event shall the Borrower or any Restricted Subsidiary be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any such Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except, in the case of Collateral that constitutes Capital Stock or intercompany notes in certificated form, delivering such Capital Stock or intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $5,000,000) to the Collateral Agent (or another Person as required under the Security Agreement) or (iii) deliver landlord lien waivers, estoppels or collateral access letters.

(d)Notwithstanding the foregoing, (x) the Collateral Agent shall not take a security interest in (i) those assets as to which the Collateral Agent and the Borrower shall agree (each acting reasonably) that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the

1003651351v23

security afforded thereby or (ii) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower and notified in writing to the Administrative Agent and (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Restatement Date (to the extent appropriate in the applicable jurisdiction).  In the case of any conflict between this Agreement and the Security Documents, the Security Documents shall govern and no assets are required to be pledged or actions are required to be taken that are not required to be pledged or taken under the Security Documents.

Section 6.13.Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14.Further Assurances.  Promptly upon reasonable request by the Collateral Agent (or, with respect to a Guaranty and any other Loan Document (other than the Security Documents), the Administrative Agent) (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Guaranty, Security Document or any other Loan Document and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent (or, with respect to a Guaranty and any other Loan Document (other than the Security Documents), the Administrative Agent) may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.

Section 6.15.[Reserved].

Section 6.16.Maintenance of Ratings.  Use commercially reasonable efforts to maintain a public corporate family rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower (but, for the avoidance of doubt, not to obtain or maintain a specific rating).

Section 6.17.Post-Closing Actions.  Complete the actions listed on Schedule 6.17 by the times stated therein (or such later date as may be consented to by the Administrative Agent in its sole discretion).

1003651351v23

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable (except with respect to any Secured Hedge Agreement or Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Bank and the Administrative Agent in its sole discretion) shall remain outstanding:

Section 7.01.Indebtedness.

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, enter into any guarantee of, or otherwise become directly or indirectly liable, contingently or otherwise, for (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate principal amount of Indebtedness that may be incurred and the liquidation preference of Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $100.0 million at any one time outstanding;

(b)Notwithstanding the foregoing Section 7.01(a), the Borrower and its Restricted Subsidiaries may incur the following Indebtedness (collectively, “Permitted Debt”):

(i)(I) Indebtedness (a) [reserved], (b) pursuant to the Senior Term Loan Facility and any other Credit Agreement and (c) pursuant to the 2014 Senior Secured Notes and the 2016 Senior Secured Notes, up to an aggregate principal amount, together with amounts outstanding under a Qualified Securitization Financing incurred pursuant to clause (xvii) below, not to exceed at any one time outstanding the greater of (A) $2,275.0 million and (B) the maximum aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) that can be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 4.50 to 1.00 (it being understood that for purposes of determining compliance under this clause (i) and under Section 2.24(a), any Indebtedness incurred under this clause

1003651351v23

(i) and under Section 2.24(a) (whether or not secured), other than Revolving Credit Agreement Indebtedness, will be included in the amount of Senior Secured Indebtedness for purposes of calculating the Senior Secured Indebtedness to EBITDA Ratio) and (II) Indebtedness under this Agreement and the other Loan Documents and any other Revolving Credit Agreement Indebtedness not to exceed at any time outstanding $180.0 million;

(ii)Indebtedness in an amount not to exceed $300.0 million pursuant to Section 2.6 of the Senior Term Loan Agreement as in effect on the date hereof;

(iii)the 2014 Unsecured Notes and other Existing Indebtedness (other than Indebtedness described in clauses (i) and (vii));

(iv)Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any Restricted Subsidiary and Preferred Stock issued by a Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause to finance the acquisition of Capital Stock of any Person at any time outstanding shall not exceed the greater of (x) $50.0 million and (y) 5.0% of Consolidated Tangible Assets;

(v)Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause);

(vii)Indebtedness of the Borrower owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Borrower or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer

1003651351v23

of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Borrower is the obligor on such Indebtedness (other than any Existing Indebtedness) owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Borrower with respect to the Loans;

(viii)shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(ix)Hedging Obligations of the Borrower or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted to be incurred by the terms of this Agreement, (B) exchange rate risk with respect to any currency exchange or (C) commodity price risk;

(x)obligations in respect of self-insurance, performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xi)Indebtedness of the Borrower or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (xi), does not at any one time outstanding exceed the greater of $250.0 million and 17.5% of Consolidated Tangible Assets (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (xi) shall cease to be deemed incurred or outstanding for purposes of this clause (xi) but shall be deemed incurred for the purposes of Section 7.01(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under Section 7.01(a) without reliance on this clause (xi));

(xii)(a) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as (in the case of any such Indebtedness) the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Agreement, or (b) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower; provided

1003651351v23

that (in the case of any such guarantee of Indebtedness) such guarantee is incurred in accordance with the terms of this Agreement;

(xiii)Indebtedness or Preferred Stock of the Borrower or any Restricted Subsidiary that serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred as permitted under Section 7.01(a) and Section 7.01(b)(i), (iii), (iv), (xiii) and (xiv) or any Indebtedness issued to so extend, replace, refund, refinance, renew or defease such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”); provided that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, (B) to the extent such Refinancing Indebtedness refinances Indebtedness that is subordinated to the Revolving Facility Obligations, such Refinancing Indebtedness is subordinated to the Revolving Facility Obligations at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Borrower or (y) Indebtedness or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount (or, if issued with original issue discount, an aggregate issue price) in excess of the principal amount of, premium, if any, and accrued interest on, the Indebtedness being replaced, refunded, refinanced, renewed or defeased plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance, and (E) shall not have a Stated Maturity date prior to the Stated Maturity of the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased and provided, further, that subclauses (A), (B) and (E) of this clause (xiii) will not apply to any refunding or refinancing of any Indebtedness under any Credit Agreement;

(xiv)Indebtedness or Preferred Stock of (A) the Borrower or a Restricted Subsidiary incurred to finance an acquisition of any assets (including Capital Stock), business or Person or (B) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged or consolidated with or into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition, merger or consolidation (including the incurrence of such Indebtedness) either (x) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 7.01(a) or (y) the Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition, merger or consolidation;

(xv)Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

1003651351v23

(xvi)Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower supported by a letter of credit issued in compliance with this Section 7.01 in a principal amount not in excess of the stated amount of such letter of credit;

(xvii)Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Borrower or any Restricted Subsidiary of the Borrower other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(xviii)(A) Non-Recourse Acquisition Financing Indebtedness and (B) Non-Recourse Product Financing Indebtedness;

(xix)Contribution Indebtedness;

(xx)Indebtedness of Foreign Subsidiaries of the Borrower; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (xx), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (xx), does not exceed the greater of (i) $100.0 million and (ii) 9.0% of the Consolidated Tangible Assets;

(xxi)Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to future, current or former employees, directors and consultants, and their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests permitted by Section 7.02;

(xxii)Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(xxiii)Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

(c)For purposes of determining compliance with this covenant:

(i)in the event that an item of Indebtedness or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or Preferred Stock described in clauses (i) through (xxiii) above or is entitled to be incurred pursuant to the Section 7.01(a), the Borrower, in its sole discretion, will be permitted to classify or reclassify such item of Indebtedness or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness or Preferred Stock (or portion thereof) in one of the above clauses or paragraphs; provided that Indebtedness outstanding on the Restatement Date hereunder and under the Senior Term Loan Credit Agreement, the 2014 Unsecured Notes, the 2014 Senior Secured Notes and the 2016 Senior Secured Notes shall be classified as incurred under Section 7.01(b), and not under Section 7.01(a); and

1003651351v23

(ii)at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.01(a) and (b); and

(iii)the principal amount of Indebtedness outstanding under any clause of this Section 7.01 or Section 2.24(a) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

(d)Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant.

(e)For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of, premium, if any, and accrued interest on, the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance.

(f)The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Section 7.02.Restricted Payments.

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Borrower payable in

1003651351v23

Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger or consolidation involving the Borrower;

(iii)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity or any Subordinated Indebtedness (other than (x) Subordinated Indebtedness permitted under Section 7.01(b)(vii) and (viii) or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv)make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) being collectively referred to as “Restricted Payments”),

unless, at the time of and immediately after giving effect to such Restricted Payment:

(1)no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)if such Restricted Payment is made in reliance on clause (A) of paragraph (3) below, the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.01(a);

(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Section 7.02(b)(i), (ix), and (xviii), but excluding all other Restricted Payments permitted by Section 7.02(b)), is less than the sum, without duplication, of:

(A)50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available (or, if earlier were required to be delivered pursuant to Section 6.01(a) or (b)) at the time of

1003651351v23

such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B)100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Borrower, of property and marketable securities received by the Borrower after the Closing Date from the issue or sale of (x) Equity Interests of the Borrower (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent company of the Borrower and the Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.02(b)(4) and, to the extent actually contributed to the Borrower, Equity Interests of the Borrower’s direct or indirect parent companies, (ii) Designated Preferred Stock and (iii) Disqualified Stock) or (y) debt securities of the Borrower that have been converted into or exchanged for such Equity Interests of the Borrower (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into or exchanged for Disqualified Stock or Designated Preferred Stock), plus

(C) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Borrower, of property and marketable securities contributed to the capital of the Borrower after the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Designated Preferred Stock and (v) the Cash Contribution Amount), plus

(D)100% of the aggregate amount received in cash after the Closing Date and the fair market value, as determined in good faith by the Board of Directors of the Borrower, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 7.02(b)(vii) or (xi) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(E)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted

1003651351v23

Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Borrower in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 7.02(b)(vii) or (xi) or to the extent such Investment constituted a Permitted Investment), plus

(F)an amount equal to the amount available as of the Closing Date (or, if later, the date on which internal financial statements are available for the Borrower’s fiscal quarter most recently ended prior to the Closing Date) for making Restricted Payments pursuant to Section 4.11(a)(3) of the Senior Unsecured Notes Indenture.

(b)  The preceding provisions will not prohibit the following:

(i)the payment of any dividend or other distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption would have complied with the provisions of this Agreement;

(ii)(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower or any direct or indirect parent company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the proceeds of the sale or issuance (other than to a Restricted Subsidiary or the Borrower) of Equity Interests of the Borrower or any direct or indirect parent company thereof to the extent contributed to the equity capital of the Borrower (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) or any contributions to the equity capital of the Borrower, (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the sale or issuance (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock and (C) if, immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.02(b)(vi)(a) or (b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii)the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the incurrence of, new Indebtedness which is incurred in compliance with Section 7.01 so

1003651351v23

long as (A) the principal amount (or, if issued with original issue discount, the issue price) of such new Indebtedness does not exceed the principal amount of, and premium, if any, and accrued interest on, the Indebtedness being so redeemed, repurchased, defeased or otherwise acquired or retired for value plus any fees, premiums, underwriting discounts, costs and expenses related to such redemption, repurchase, defeasance or other acquisition or retirement for value, (B) if such Indebtedness refinances Subordinated Indebtedness, such new Indebtedness is subordinated to the Revolving Facility Obligations and any Guarantees thereof at least to the same extent as such Indebtedness being so redeemed, repurchased or otherwise acquired or retired for value, (C) such new Indebtedness does not have a Stated Maturity date prior to the Stated Maturity of the Indebtedness being so redeemed, repurchased, defeased or otherwise acquired or retired for value and (D) such new Indebtedness has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being so redeemed, repurchased, defeased or otherwise acquired or retired for value;

(iv)any Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any of its direct or indirect parent companies or employee investment vehicles held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies and their respective estates, spouses and former spouses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent company of the Borrower in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder, equity holder, partnership or limited liability company agreement, including any Equity Interest rolled over by management of the Borrower or any direct or indirect parent company of the Borrower in connection with the 2011 Transactions; provided, however, that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed in any calendar year $50.0 million (with unused amounts in any calendar year being carried over to any succeeding calendar year, it being understood that the Borrower may elect to apply all or any portion of the amounts so carried over in any calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of its direct or indirect parent companies or employee investment vehicles, in each case to any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date plus (B) the amount of any cash bonuses otherwise payable to any future, present or former employee, director or consultant of the Borrower or any of its Subsidiaries or any of its direct or indirect parent companies that are foregone in return for the receipt of Equity Interests or the Borrower or any direct or indirect parent company of the Borrower or any employee investment vehicle pursuant to deferred compensation plan of such corporation plus (C) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the

1003651351v23

Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (iv); and provided, further, that cancellation of Indebtedness owing to the Borrower from any future, present or former employee, director or consultant of the Borrower or any of its Subsidiaries or any of its direct or indirect parent companies and their respective estates, spouses and former spouses in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v)the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued or incurred in accordance with Section 7.01 to the extent such dividends are included in the definition of Fixed Charges for such entity;

(vi) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Restatement Date, (b) the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Borrower issued after the Restatement Date, provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock, and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.02(b)(ii); provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed the greater of $75.0 million and 6.5% of Consolidated Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii)payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise

1003651351v23

of Equity Interests by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies and their respective estates, spouses and former spouses and repurchases or withholding of Equity Interests deemed to occur upon exercise of stock options or warrants or the vesting of equity awards (including restricted stock and restricted stock units) if such Equity Interests represent a portion of the exercise price of, or withholding obligation with respect to, such options, warrants or equity awards and any related payment in respect of such obligation;

(ix)the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), following the first public offering of the Borrower’s common stock or the common stock of any direct or indirect parent company of the Borrower after the Restatement Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering;

(x)Restricted Payments in an aggregate amount at any time outstanding equal to the amount of Excluded Contributions;

(xi)any other Restricted Payment in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (xi), at any one time outstanding not to exceed the greater of $100.0 million and 10.0% of Consolidated Tangible Assets at the time of such Restricted Payment;

(xii)the declaration and payment of dividends to, or the making of loans or any other payments to, any direct or indirect parent company of the Borrower in amounts intended to enable any such parent company to pay or cause to be paid:

(1)franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate or other legal existence;

(2) federal, foreign, state and local income or franchise taxes with respect to any period for which the Borrower or any of its Subsidiaries is a member of a consolidated, combined or unitary group of which such direct or indirect parent company is a member; provided that the amount of such payments shall not exceed the tax liability that the Borrower and its Subsidiaries would have incurred were such taxes determined as if such entities were a stand-alone group; and provided that Restricted Payments under this clause in respect of any taxes attributable to the income of any Unrestricted Subsidiaries may be made only to the extent that such Unrestricted Subsidiaries have made cash payments to the Borrower or its Restricted Subsidiaries;

(3)customary salary, bonus and other benefits payable to officers, directors and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

1003651351v23

(4)general corporate overhead costs and expenses (including professional expenses) for any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, and amounts to fund any charitable foundation of any direct or indirect parent company of the Borrower;

(5)fees and expenses other than to Affiliates related to any unsuccessful equity or debt offering not prohibited by this Agreement and fees and expenses related to any disposition or acquisition or investment transaction by the Borrower or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Borrower or any of its Restricted Subsidiaries as part of the same or a related transaction) not prohibited by this Agreement;

(6)taxes arising by virtue of (i) having capital stock outstanding or being a direct or indirect holding company parent of the Borrower, any Subsidiary of the Borrower or any direct or indirect parent of the Borrower, (ii) having guaranteed any obligations of the Borrower or any Subsidiary of the Borrower, (iii) having made a payment in respect of any of the payments permitted to be made to it under this Section 7.02, (iv) any actions taken with respect to any intellectual property and associated rights relating to the business of the Borrower or any Subsidiary of the Borrower and (v) the receipt of, or entitlement to, any payment permitted to be made under this Section 7.02 or any payment in connection with the Transactions or the 2011 Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or the 2011 Transactions;

(7)payments made or expected to be made to cover social security, Medicare, withholding and other taxes payable in connection with any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any direct or indirect parent company of the Borrower or to make any other payment that would, if made by the Borrower or any Restricted Subsidiary, be permitted pursuant to Section 7.02(b)(viii); and

(8)annual management, consulting, monitoring and advisory fees to any of the Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed the Maximum Management Fee Amount, and related expenses and indemnities, pursuant to the Management Agreement or otherwise;

(xiii)any Restricted Payment made in connection with the Transactions or the 2011 Transactions and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment made or owed to an Affiliate, to the extent permitted by the covenant described under Section 7.04;

(xiv) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

1003651351v23

(xv) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) from Net Proceeds or any equivalent amount to the extent permitted by Section 7.03 or (b) from declined amounts as contemplated by Section 4.4(d) of the Senior Term Loan Agreement (as in effect on the Restatement Date);

(xvi)[Reserved];

(xvii)[Reserved];

(xviii)the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement; and

(xix)the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided that at the time of, and immediately after giving effect to, any Restricted Payment permitted under Sections 7.02(b)(vii) and (xi), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 7.02 will be determined in good faith by the Board of Directors of the Borrower.

(d)As of the Restatement Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries except WMG Kensington Ltd and its Subsidiaries.  The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time under this Section 7.02 or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants in this Agreement.

1003651351v23

Section 7.03.Asset Sales.

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined, as of the time of contractually agreeing to such Asset Sale, in good faith by senior management or the Board of Directors of the Borrower, whose determination shall be conclusive, provided that in the case of any Asset Sale involving consideration in excess of $50.0 million, such determination shall be made by the Board of Directors of the Borrower) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

(b)For purposes of Section 7.03(a)(ii), the amount of (i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on such balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Revolving Facility Obligations) that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale), if such liabilities are not Indebtedness, or the Borrower or such Restricted Subsidiary has been released from all liability on payment of the principal amount of such liabilities in connection with such Asset Sale, (ii) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale and (iii) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 9.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this Section 7.03 and for no other purpose.

Section 7.04.Transactions with Affiliates.

1003651351v23

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(i)the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)the Borrower delivers to the Administrative Agent, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a resolution adopted by the Board of Directors of the Borrower approving such Affiliate Transaction and a certificate of a Responsible Officer certifying that such Affiliate Transaction complies with clause (i) above.

(b)The provisions of Section 7.04(a) will not apply to the following:

(i)transactions between or among the Borrower and/or any Restricted Subsidiary and/or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(ii)Restricted Payments (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and Permitted Investments, in each case permitted by this Agreement;

(iii)the payment to any of the Sponsor and its Affiliates of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not to exceed the Maximum Management Fee Amount, and related expenses and indemnities, pursuant to the Management Agreement or otherwise;

(iv)the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary;

(v)the payments by the Borrower or any Restricted Subsidiary to the Sponsor and any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith;

1003651351v23

(vi)transactions in which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;

(vii)payments or loans (or cancellations of loans) to employees or consultants of the Borrower or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Borrower in good faith and which are otherwise permitted under this Agreement;

(viii)payments made or performance under any agreement as in effect on the Closing Date (including, without limitation, each of the agreements entered into in connection with the Transactions or the 2011 Transactions) or any amendment thereto (so long as any such amendment taken as a whole is not materially less advantageous to the Lenders in the good faith judgment of the Board of Directors of the Borrower than the applicable agreement as in effect on the Closing Date);

(ix)payments made or performance under any agreement to which Warner Music Group Corp. and/or Holdings is a party as of the Closing Date (including, without limitation, each of the agreements entered into in connection with the Transactions or the 2011 Transactions) and to or by which the Borrower becomes a party or otherwise bound after the Closing Date, any amendment thereto by which the Borrower becomes a party thereto or otherwise bound thereby, and any other amendment thereto (so long as any such other amendment (other than an amendment to effect the Borrower becoming a party to or otherwise bound by such agreement) taken as a whole is not materially less advantageous to the Lenders in the good faith judgment of the Board of Directors of the Borrower than such agreement as in effect on the Closing Date);

(x)transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi)the Transactions, the 2011 Transactions and the payment of all fees and expenses related to the Transactions or the 2011 Transactions, including, for the avoidance of doubt, any reimbursement on or after the Closing Date of fees and expenses related to the Transactions or the 2011 Transactions paid by the Sponsor and its Affiliates;

1003651351v23

(xii)the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Parent, any Permitted Holder, or any director, officer, employee or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies;

(xiii)any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(xiv)investments by any of the Permitted Holders in securities of the Borrower or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xv)payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(xvi)entering into, and performing the obligations under, any tax sharing agreement, consistent with the limitations imposed on Restricted Payments in Section 7.02; and

(xvii)intellectual property licenses in the ordinary course of business.

Section 7.05.Liens.

(a)The Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness of the Borrower or of a Guarantor, on any asset or property of the Borrower or any Guarantor, or any income or profits therefrom, or on any right to receive income therefrom (the “Initial Lien”), unless (a) in the case of an Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on such Collateral in relation to the Revolving Facility Obligations and the Guarantees, as applicable or (b) in the case of an Initial Lien on any other asset or property, the Revolving Facility Obligations (or a Guaranty in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien;

(b)Any Lien created for the benefit of the Lenders pursuant to Section 7.05(a) shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to secure the Revolving Facility Obligations.

Section 7.06.Fundamental Changes.  The Borrower may not (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets

1003651351v23

of the Borrower and its Subsidiaries taken as a whole, in one or more related transactions to another Person; unless:

(a)either:  (i) the Borrower is the surviving Person; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein called, the “Successor Borrower”);

(b)the Successor Borrower (if other than the Borrower) assumes all the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party by executing a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(c)immediately after such transaction no Default or Event of Default exists;

(d)immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either:

(i)the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 7.01(a); or

(ii)the Fixed Charge Coverage Ratio for the Successor Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(e)each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger that does not survive or become the Successor Borrower) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee; and

(f)each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Security Agreement in connection with such transaction and (y) any party to any such consolidation or merger that does not survive or become the Successor Borrower) shall have by a supplement to the Security Agreement or another document or instrument in form reasonably satisfactory to the Administrative Agent affirmed that its obligations thereunder shall apply to its Guaranty as confirmed pursuant to clause (e) above; provided that, for the purposes of this Section 7.06 only, neither a Music Publishing Sale nor a Recorded Music Sale will be deemed to be a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole. For the avoidance of doubt, (1) the Borrower may therefore consummate a Music Publishing Sale in accordance with Section 7.03 without complying with this Section 7.06 notwithstanding anything to the contrary in this Section 7.06, (2) the Borrower may therefore consummate a Recorded Music Sale in

1003651351v23

accordance with Section 7.03 without complying with this Section 7.06 notwithstanding anything to the contrary in this Section 7.06 and (3) the determination in the preceding proviso shall not affect the determination of what constitutes all or substantially all the assets of the Borrower under any other contract to which the Borrower is a party.

For the purpose of this Section 7.06, with respect to any sale, lease, transfer, conveyance or other disposition of properties or assets in connection with any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary), the determination of whether such sale, lease, transfer, conveyance or disposition constitutes a sale of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole shall be made on a pro forma basis giving effect to such acquisition.

This Section 7.06 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing clauses (c) and (d), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or to another Restricted Subsidiary and (y) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another state of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

Section 7.07.Subsidiary Distributions.

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries that are Guarantors, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries that are Guarantors;

(ii)make loans or advances to the Borrower or any of its Restricted Subsidiaries that are Guarantors; or

(iii)sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries that are Guarantors;

provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction.

(b)However, the restrictions in Section 7.07(a) will not apply to encumbrances or restrictions consisting of, or existing under or by reason of:

1003651351v23

(i)contractual encumbrances or restrictions in effect (x) pursuant to this Agreement or the other Loan Documents, the 2014 Unsecured Notes, the 2014 Senior Secured Notes, the 2016 Senior Secured Notes, the Senior Term Loan Facility Documents, any Hedging Obligations, and, on or after the execution and delivery thereof, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement and any other Credit Agreement or any related documents or (y) on the Restatement Date, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(ii)[Reserved];

(iii)purchase money obligations that impose encumbrances or restrictions on the property so acquired;

(iv)applicable law or any applicable rule, regulation or order;

(v)any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition from such Person, or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that, for purposes of this clause (v), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(vi)any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or other disposition of the Capital Stock or assets of such Subsidiary;

(vii)Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described in Section 7.01 and 7.05 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(ix)other Indebtedness or Preferred Stock (x) of the Borrower or any Restricted Subsidiary that is a Guarantor that is incurred subsequent to the Restatement Date pursuant to Section 7.01 or (y) that is incurred by a Foreign Subsidiary of the Borrower subsequent to the Restatement Date pursuant to Section 7.01;

1003651351v23

(x)customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(xi)customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(xii)any encumbrances or restrictions pursuant to any agreement, instrument or obligation (a “Refinancing Agreement”) effecting an extension, renewal, increase, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xi) above (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement, restatement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(xiii)any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to any Securitization Subsidiary;

(xiv)any encumbrance or restriction in connection with Non-Recourse Product Financing Indebtedness or Non-Recourse Acquisition Financing Indebtedness;

(xv)any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xvi)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(xvii)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xviii)any encumbrances or restrictions arising in connection with cash or other deposits permitted under Section 7.05;

(xix)any encumbrance or restriction that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary;

1003651351v23

(xx)customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary; or

(xxi)an agreement or instrument relating to any Indebtedness incurred subsequent to the Restatement Date (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in agreements in effect on the Restatement Date (as determined in good faith by the Borrower) or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness.

Section 7.08.Financial Covenant.  Permit the Senior Secured Indebtedness to EBITDA Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.75:1.00, if at the end of such fiscal quarter the outstanding amount of Loans and drawings under Letter of Credit which have not then been reimbursed is in excess of $54,000,000.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01.Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower) or Section 6.11 or Article VII; provided that the occurrence of any Event of Default under Section 7.08 is subject to the last proviso set forth in the definition of “EBITDA”; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d)Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of (x) the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith or (y) Holdings in any Security Document, shall be incorrect in any material respect when made or deemed made; or

1003651351v23

(e)Cross-Default.  Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Revolving Facility Obligations) in excess of the Threshold Amount or (y) in the payment of any Guarantee Obligation in excess of the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Revolving Facility Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such default shall not have been remedied or waived by or on behalf of such holder or holders (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or similar event pursuant to the terms of any Swap Contract) or (iii) in the case of any Indebtedness or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

(f)Insolvency Proceedings, Etc. If (i) the Borrower or any Material Subsidiary of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case,

1003651351v23

proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary of the Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Material Subsidiary of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) a Foreign Benefit Event occurs which, either individually or together with other Foreign Benefit Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(i)Invalidity of Loan Documents.  With respect to any Collateral, individually, having a fair market value in excess of the Threshold Amount, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Lenders the Liens purported to be created thereby, or any of the Security Documents is declared null and void or the Borrower or any Guarantor denies in writing that it has any further liability under any Security Document (in each case other than in accordance with the terms of this Agreement or any of the Security Documents), except to the extent that any loss of perfection or priority results from the failure of the Collateral Agent (or any other collateral agent for any Indebtedness secured by a Lien) to maintain possession of certificates actually delivered to it representing securities, promissory notes or other instruments pledged under the Security Documents, or otherwise results from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent (or any other collateral agent for any Indebtedness secured by a Lien) and except, as to Collateral consisting of real property, to the extent that such failure is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer; provided, that if a failure of the sort described in this Section 8.01(i) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the

1003651351v23

Collateral), no Event of Default shall arise under this Section 8.01(i) with respect thereto until 30 days after a Responsible Officer becomes aware of such failure; or

(j)Change of Control.  There occurs any Change of Control.

Section 8.02.Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the Commitment of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)require that the Borrower cash collateralize the L/C Exposure in accordance with Section 2.23(j); and

(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided that, upon the occurrence of an Event of Default under Section 8.01(f) or Section 8.01(g), the obligation of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the L/C Exposure in accordance with Section 2.23(j) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.Application of Funds.  The Lenders and the Administrative Agent agree, as among such parties, as follows:  subject to the terms of the Security Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Exposures have automatically been required to be cash collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, except as otherwise expressly provided herein, be applied in the following order:

First, to the extent any amounts are proceeds of any collection or sale of the Collateral, to payment of all amounts owing to the Collateral Agent (in its capacity as such) pursuant to the Security Agreement or the terms of any Loan Document;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 2.14, Section 2.15, Section 2.16 and Section 10.05 but excluding principal and interest on any Loan) payable to the Administrative Agent in its capacity as such;

1003651351v23

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders arising under the Loan Documents (including Attorney Costs payable under Section 2.14, Section 2.15, Section 2.16 and Section 10.05), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letters of Credit, the termination value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Lenders and/or other holders thereof in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize the L/C Exposure in accordance with Section 2.23(j);

Seventh, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, delivered to the Borrower or as otherwise required by Law.

Subject to Section 2.23(d) and Section 2.23(e), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower. This Section 8.03 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Loans added pursuant to Sections 2.24, 2.25 and 2.26, as applicable.

ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Each Lender and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article IX, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Each Lender and the Issuing Bank authorizes the Administrative Agent to act as its representative under the Security Agreement and each other Security Document, as applicable and further agrees that the Required Lenders may instruct the Administrative Agent to

1003651351v23

take actions with respect to the Collateral (subject to the provisions of the Security Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement and any Intercreditor Agreement Supplement).  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases, any Incremental Commitment Amendment as provided in Section 2.24, any Increase Supplement as provided in Section 2.24, any Lender Joinder Agreement as provided in Section 2.24, any Extension Amendment as provided in Section 2.25 and any Specified Refinancing Amendment as provided in Section 2.26) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents, and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent under any Loan Document shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

1003651351v23

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities of the Administrative Agent.

Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower or the Required Lenders (in the case of the Collateral Agent, subject to the Security Agreement) if the Administrative Agent, the Collateral Agent or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon ten days’ notice to the Administrative Agent, the Lenders, the Issuing Bank and the Borrower, as applicable.  If the Administrative Agent or the Collateral Agent shall be removed by the Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders and the Issuing Banks a successor agent for the Lenders and the Issuing Bank, which such successor agent shall be subject to approval by the Borrower; provided that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is continuing; provided, further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.  If no successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within 45 days after the Administrative Agent or the Collateral Agent, as the case may be, gives notice of its resignation or is notified that it is being removed, then the Administrative Agent or Collateral Agent, as the case may be, may, on behalf of the Lenders and the Issuing Bank appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor Administrative Agent or Collateral Agent, as the case may be, has been appointed pursuant to the immediately preceding sentence by the 45th day after the date such notice of resignation or removal, as applicable, the Administrative Agent’s or Collateral Agent’s resignation or removal, as applicable, shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent or Collateral Agent

1003651351v23

hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be.  Any resignation by or removal of the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, and the Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Bank, as the case may be, with respect to any Letters of Credit issued by it prior to the date of such resignation or removal.  Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  In the case of the Collateral Agent, the provision of this paragraph shall in all respects be subject to the provisions of the Security Agreement.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers and the Syndication Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers and the Syndication Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents.  Without limitation of the foregoing, neither the Joint Lead Arrangers nor the Syndication Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Each Lender authorizes and directs the Administrative Agent (including in its capacity as representative of the Lenders under the Security Documents) and the Collateral Agent to enter into (and agrees to be bound by the terms of) (x) the Guaranty, the Security Documents, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents,

1003651351v23

the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents).  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Each Lender further agrees that the Collateral Agent may act pursuant to the Security Documents as instructed by the representative of the First Lien Obligations (as defined in the Security Agreement) then having authority to direct actions of the Collateral Agent pursuant to the Security Documents.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent.  The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Restatement Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Restatement Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents or if instructed to do so in accordance with the Security Documents.

The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Revolving Facility Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor designated as an Excluded Subsidiary or constituting Equity Interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 10.08) or (v) as otherwise may be expressly provided in the relevant Security Documents and (B) at the written request of the Borrower to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien.  Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Article IX.

1003651351v23

The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 10.08(b)(iii)(B) or the second to last sentence of Section 10.08(b).  Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this paragraph of Article IX.

No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Article IX or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.

The Collateral Agent may appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

ARTICLE X
MISCELLANEOUS

Section 10.01.Notices; Electronic Communications.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)if to the Borrower, to it at WMG Acquisition Corp., c/o Warner Music Group Corp., 1633 Broadway, 7th Floor, New York, NY 10019, Attention: General Counsel, Fax No. 212-275-3601, website: www.wmg.com;

with copies to:

Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Attention: Pierre Maugüé, Esq., Fax No.: 212-909-6836;

(b)if to the Administrative Agent, to Credit Suisse AG, Attention of: Sean Portrait, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit_suisse.com;

1003651351v23

(c)if to the Issuing Bank, to Credit Suisse AG, Attention of: Jack Madej, Eleven Madison Ave., 23rd Floor, New York, NY 10010, Fax No. 212-325-8315, Email: list.ib-letterofcredit@credit-suisse.com; and

(d)if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.  As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, the Borrower may, and may cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article VI, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean

1003651351v23

that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facility.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of

1003651351v23

the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.02.Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.16, 2.20, 10.05 and 10.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, (to the maximum extent permitted by applicable law) the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

Section 10.03.Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04.Successors and Assigns.

(a)Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b)Each Lender may assign to one or more Eligible Assignees (other than to a Disqualified Lender) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably

1003651351v23

withheld or delayed); provided, however, that (i) in the case of an assignment of a Commitment, each of the Borrower and the Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided, that  the consent of the Borrower (A) shall not be required to any such assignment made (x) to another Lender or an Affiliate of a Lender or an Approved Fund (other than any Affiliate or Approved Fund to the extent such Person is solely or primarily engaged in the business of asset management) or (y) after the occurrence and during the continuance of any Event of Default pursuant to Section 8.01(a) or 8.01(f) and (B) shall be deemed to have been given if the Borrower has not responded within 10 Business Days of a written request for such consent), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an aggregate amount of not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that simultaneous assignments by two or more related Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent, or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms.  Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.14, 2.16, 2.20, 10.05 and 10.16, as well as to the benefit of any Fees accrued for its account and not yet paid). Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender.

(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balance of its Loans, in

1003651351v23

each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, the Security Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 5.05(a) or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender and (viii) such assignee agrees that it will be bound by and will take no actions contrary to the provisions of the Security Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement.

(d)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything herein to the contrary, the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity) against the Lender and such Disqualified Lender.  Notwithstanding the foregoing, in no event shall the Administrative Agent (in its capacity as such) (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender or (y) have any liability with respect to any assignment or participation of Loans to any Disqualified Lender (other than through the Administrative

1003651351v23

Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable decision; provided that in no event shall the Administrative Agent have any liability for any failure to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender).

(e)Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)Each Lender may without the consent of the Borrower, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons (other than to any Disqualified Lender) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of, and subject to the obligations under, the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (and subject to the obligations under Section 2.21(b)) to the same extent as if they were Lenders (it being understood that the documentation required under Section 2.20(b) shall be delivered by the participating Lender); provided however, that no Loan Party shall be obligated to make any greater payment under Sections 2.14, 2.16 or 2.20 than it would have been obligated to make in the absence of such participation, and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing one or more Guarantors representing all or substantially all of the value of the Guaranty (other than in connection with the sale of such Guarantor in a transaction permitted by Section 7.06) or all or substantially all of the Collateral.  To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided that such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant

1003651351v23

and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(g)Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any confidential information relating to the Borrower, any Parent or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower, any Parent or any of its Subsidiaries; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h)Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender and such SPV shall be reflected in the Register.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior

1003651351v23

indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  Notwithstanding the foregoing, no Loan Party shall be obligated to make any greater payment under Sections 2.14, 2.16 or 2.20 than it would have been obligated to make in the absence of any grant by a Granting Lender to an SPV.

(j)The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k)In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date of any Lender’s Commitment, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB; Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date of such Lender’s Commitment), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(l)If the Borrower wishes to replace the Loans or Commitments under any Facility or Tranche in whole or in part with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’

1003651351v23

(or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility or Tranche, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility or Tranche to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08.  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility or Tranche in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05.  By receiving such purchase price, the Lenders under such Facility or Tranche shall automatically be deemed to have assigned the Loans or Commitments under such Facility or Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Section 10.05.Expenses; Indemnity.

(a)The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Issuing Bank in connection with the syndication of the Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that it shall not be responsible for fees, charges and disbursements of more than one counsel (in addition to one local counsel per relevant jurisdiction, and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated persons).  The Borrower also agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable and documented fees, charges and disbursements of one counsel (and, if necessary, of one local counsel in each relevant jurisdiction and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated persons).

(b)The Borrower agrees to indemnify the Administrative Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of one counsel (and, if necessary, of one local counsel in each relevant jurisdiction and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated persons) arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the

1003651351v23

Transactions and the other transactions contemplated thereby (including the syndication of the Facility), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee.  This Section 10.05(b) shall not apply with respect to Taxes.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Credit Exposure and unused Commitments at the time (in each case determined as if no Lender were a Defaulting Lender).

(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.  All amounts due under this Section 10.05 shall be payable on written demand therefor.

Section 10.06.Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by

1003651351v23

such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.07.Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (1998), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 (THE “ISP”) AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 10.08.Waivers; Amendment.

(a)No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)Neither this Agreement or any provision hereof nor any Loan Document or any provision thereof may be waived, amended or modified except pursuant to an

1003651351v23

agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii)(A) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 10.04(j) or the provisions of this Section or (B) release one or more Guarantors representing all or substantially all of the value of the Guaranty (other than in connection with the sale of such Guarantor in a transaction permitted by Section 7.06) or all or substantially all of the Collateral, in each case without the prior written consent of each Lender except, in the case of this clause (B), as may be expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof), (iv) modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(i) without the written consent of such SPV or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank.  Notwithstanding anything to the contrary herein, (x) in addition to Liens the Collateral Agent is authorized to release pursuant to Article IX and in accordance with clause (iii)(B) above, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender and the Collateral Agent may release Liens on Collateral upon instructions of the Authorized Applicable Representative (as defined in the Security Agreement) pursuant to the Security Agreement and (y) in connection with the incurrence by any Loan Party or any Subsidiary thereof of any Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver amendments, waivers, supplements or other modifications to the Security Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan

1003651351v23

Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.  Notwithstanding any provision herein to the contrary, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the first sentence of Section 10.08(b), (ii) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan  Documents and (iii) any waiver, amendment or modification that by its terms solely adversely affects the rights or duties under this Agreement of Lenders holding Loans or Commitments that are Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans or Specified Refinancing Loans or Initial Revolving Commitments, Incremental Commitments, Extended Revolving Commitments or Specified Refinancing Facility, as the case may be (such relevant Tranche of Loans or Commitments, the “Affected Tranche”), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Affected Tranche of Lenders that would be required to consent thereto under this Section if Lenders of such Affected Tranche were the only Lenders hereunder at the time.

(c)The Administrative Agent and the Borrower may amend this Agreement or any other Loan Document without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person.   Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

(d)Notwithstanding any provision herein to the contrary, any Security Document, Junior Lien Intercreditor Agreement, Other Intercreditor Agreement or Intercreditor Agreement Supplement may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with paragraph (b) above with the written consent of the Agent party thereto and the Loan Party party thereto.

(e)Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facility and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility or Tranche hereunder and (z) to provide class protection for any additional credit facilities.

(f)If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as

1003651351v23

contemplated by Section 10.08(b), the consent of each Lender, each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Borrower may, on notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender (or, at their option, by the Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) prepay the Loans and, if applicable, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Section 10.05, without premium or penalty.   In connection with any such replacement under this Section 10.08(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

(g)Notwithstanding any provision herein to the contrary, (x) this Agreement and the other Loan Documents may be amended in accordance with Section 2.24 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility under this Agreement with respect to any Incremental Revolving Commitment) with the written consent of the Borrower and the Lenders providing such Incremental Commitments, provided that if such amendment includes an Incremental Commitment of a bank or other financial institution that is not at such time a Lender or an affiliate of a Lender, the inclusion of such bank or other financial institution as an Additional Lender shall be subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed) at the time of such amendment, (y) the scheduled date of maturity of any Loan owed to any Lender or any Commitment of any Lender may be extended, and this Agreement and the other Loan Documents may be amended to effect such extension in accordance with Section 2.25, with the written consent of the Borrower and the Extending Lenders, as contemplated by Section 2.25 or otherwise and (z) this Agreement and the other Loan Documents

1003651351v23

may be amended in accordance with Section 2.26 to incorporate the terms of any Specified Refinancing Facilities with the written consent of the Borrower and the Specified Refinancing Lenders.  Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Section 2.12, 2.13, 2.17, 2.18 or 10.06 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Commitments, Loans, any Incremental Commitments or Incremental Loans, any Extended Tranche and any Specified Refinancing Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Incremental Commitments or Incremental Loans, any Extended Tranche or any Specified Refinancing Tranche in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder.  The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment referred to in this clause (g) or an acknowledgement thereof.

(h)Notwithstanding any provision to the contrary set forth in this Agreement, in the event the Administrative Agent determines, pursuant to and in accordance with Section 2.08, that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate and the Administrative Agent and the Borrower mutually determine that a comparable successor rate, at such time, has been broadly accepted by the syndicated loan market, then the Administrative Agent and Borrower may, without the consent of any Lender, amend this Agreement to adopt such new broadly accepted successor rate and to make such other changes as shall be necessary or appropriate in the good faith determination of the Administrative Agent and the Borrower in order to implement such new market standard herein and in the other Loan Documents.

(i)Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Margin, premium and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered), (b) add any additional or different financial or other covenants or other provisions that are agreed between the Borrower, the Administrative Agent and the accepting Lenders; provided that such covenants and provisions are applicable only during periods after the Initial Revolving Maturity Date and (c) treat the Loans and Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Issuing Bank, without its prior written consent.  In

1003651351v23

connection with any such loan modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer) (each such accepting Lender, a “Modifying Lender”)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Tranche” hereunder).  No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion (each such non-accepting Lender, a “Non-Modifying Lender”).  The Borrower shall have the right, at its sole expense and effort (A) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Lender and assume all or part of the Commitment of any Non-Modifying Lender and the Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Non-Modifying Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution or (B) upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower’s option, terminate the Commitments of such Non-Modifying Lender, in whole or in part, without premium or penalty.  If any L/C Exposure exist at the time a Lender becomes a Non-Modifying Lender then:

(i)all or any part of such L/C Exposure shall be reallocated among the Modifying Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent the sum of all Modifying Lenders’ Revolving Exposures plus such Non-Modifying Lender’s L/C Exposures does not exceed the total of all Modifying Lenders’ Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Non-Modifying Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Issuing Bank for so long as such L/C Exposure is outstanding;

(iii)if any portion of such Non-Modifying Lender’s L/C Exposure is cash collateralized pursuant to clause (ii) above, the Borrower shall not be required to pay the Issuing Bank Fee pursuant to Section 2.05(c) for participation with respect to such portion of such Non-Modifying Lender’s L/C Exposure so long as it is cash collateralized; or

1003651351v23

(iv)if any portion of such Non-Modifying Lender’s L/C Exposure is reallocated to the Modifying Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Modifying Lenders in accordance with their Revolving Commitment Percentages.

Section 10.09.Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10.Entire Agreement.  This Agreement, the Fee Letters and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12.Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, to the maximum extent permitted by law, the validity, legality and enforceability

1003651351v23

of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13.Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03.  Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission (e.g., a “pdf” or “tiff”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.14.Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15.Jurisdiction; Consent to Service of Process.  Each party hereto hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Revolving Facility Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.15 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this sub-clause (a) (after giving effect to the applicability of clauses (i) through (iii) of this proviso) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b)consents that any such action or proceeding may be brought in such courts, agrees, subject to clauses (i) through (iii) of the proviso to sub-clause (a) above, to bring

1003651351v23

any such action or proceeding in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 10.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)without limiting the obligations of the Borrower under Section 10.05(b), waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.15 any consequential or punitive damages.

Section 10.16.Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, other advisors and numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16 to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16.  For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by or on behalf of the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section

1003651351v23

10.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

Section 10.17.Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18.USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 10.19.Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20.Acknowledgments.  The Borrower hereby acknowledges that:

1003651351v23

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

Section 10.21.Reaffirmation.  The Borrower hereby: (i) reaffirms each Lien granted by it to the Collateral Agent for the benefit of the Revolving Secured Parties, (ii) acknowledges and agrees that the grants of security interests by it contained in the Security Agreement are, and shall remain, in full force and effect after giving effect to this Agreement, (iii) acknowledges and agrees that the Secured First Lien Obligations include, among other things and without limitation, the performance by it of its obligations (including payment of principal and interest when due) under this Agreement and (iv) acknowledges and agrees that (x) the Lenders are Revolving Secured Parties and Secured First Lien Parties and (y) the Obligations are Revolving Obligations. Terms used in this Section and not otherwise defined in this Agreement shall have the meaning given to such terms in the Security Agreement.

[Remainder of page intentionally left blank]

1003651351v23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

WMG ACQUISITION CORP.

By:	/s/ Paul M. Robinson
Name:	Paul M. Robinson
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Revolving Credit Agreement]

1003651351v23

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Lender

By:	/s Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By:	/s D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

1003651351v23

GOLDMAN SACHS BANK, USA, as Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

1003651351v23

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

1003651351v23

UBS AG, Stamford Branch, as Lender

By:	/s/ Kenneth Chin
Name:	Kenneth Chin
Title:	Director
Banking Products Services, US

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

[Signature Page to Revolving Credit Agreement]

1003651351v23

BARCLAYS BANK PLC, as Lender

By:	/s/ Chris Walton
Name:	Chris Walton
Title:	Director

[Signature Page to Revolving Credit Agreement]

1003651351v23

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Lender

By:	/s/ Lee A. Olive
Name:	Lee A. Olive
Title:	Managing Director

[Signature Page to Revolving Credit Agreement]

1003651351v23